Execution Version

AMENDMENT AND RESTATEMENT AGREEMENT dated as of February 26, 2016 (this “Amendment”), relating to the Term Loan Agreement dated as of February 14, 2013, as amended prior to the date hereof (the “Existing Term Loan Agreement”), among FREEPORT-MCMORAN INC. (f/k/a FREEPORT-MCMORAN COPPER & GOLD INC.) (“FCX”), FREEPORT-MCMORAN OIL & GAS LLC) (“FMOG” and together with FCX, the “Borrowers”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Lenders have made term loans to the Borrowers under the Existing Term Loan Agreement on the terms and subject to the conditions set forth therein.
WHEREAS, the Borrowers have requested that the Existing Term Loan Agreement be amended and restated (a) to modify for a period of time the maximum Total Leverage Ratio applicable under Section 6.06 and to modify the minimum Interest Expense Coverage Ratio under Section 6.07, (b) to provide for certain changes to interest rate spreads, (c) to require certain mandatory prepayments of Term Loans and (d) to effect other modifications to the provisions of the Existing Term Loan Agreement, in each case as set forth herein.
WHEREAS, the Lenders party hereto, constituting the Required Lenders under the Existing Term Loan Agreement, and the Administrative Agent are willing so to amend and restate the Existing Term Loan Agreement on the terms and subject to the conditions hereof.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Existing Term Loan Agreement or the Restated Term Loan Agreement (as defined below), as the context may require. The interpretive provisions specified in Section 1.03 of the Existing Term Loan Agreement also apply to this Amendment, mutatis mutandis.
SECTION 2.    Amendment and Restatement of the Existing Term Loan Agreement. Effective as of the Restatement Effective Date (as defined below), the Existing Term Loan Agreement is amended and restated in its entirety in the form of the Amended and Restated Term Loan Agreement set forth on Exhibit A hereto (the Existing Term Loan Agreement, as so amended and restated, being referred to as the “Restated Term Loan Agreement”).
SECTION 3.    Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

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(a)     (x) the execution, delivery and performance by such Borrower of this Amendment and the performance by such Borrower of the Restated Term Loan Agreement are within such Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action and (y) this Amendment has been duly executed and delivered by such Borrower and, upon the Restatement Effective Date, the Restated Term Loan Agreement will constitute a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(b)    the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the Restatement Effective Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date; and
(c)    no Default has occurred and is continuing on the Restatement Effective Date.
SECTION 4.    Effectiveness. (a) This Amendment shall become effective as of the first date (the “Restatement Effective Date”) on which each of the following conditions has been satisfied:
(i)    The Administrative Agent shall have executed this Amendment and shall have received counterparts hereof duly executed and delivered by each Borrower and Lenders constituting the Required Lenders.
(ii)    The Administrative Agent shall have received such board resolutions, secretary’s certificates, officer’s certificates and other documents as the Administrative Agent may reasonably request relating to the authorization of this Amendment and the transactions contemplated hereby and any other legal matters relating to the Loan Parties, the Loan Documents or this Amendment, all in form and substance reasonably satisfactory to the Administrative Agent.
(iii)    The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by a Financial Officer of FCX, confirming that the representations set forth in Section 3(b) and Section 3(c) hereof are true and correct as of the Restatement Effective Date.
(iv)    The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of each of (i) Davis Polk & Wardwell LLP, New York counsel for the Borrowers and the Subsidiaries, and (ii) Jones Walker LLP, U.S. counsel for the Borrowers and the Subsidiaries, all in form and substance reasonably satisfactory to the Administrative Agent.
(v)    The Administrative Agent shall have received payment from the Borrowers in immediately available funds of an amendment fee for the account of

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each Lender that has executed and delivered a counterpart hereof prior to 5:00 p.m., New York City time, on February 25, 2016, in an amount equal to 0.20% of the outstanding principal amount of such Lender’s Loans on the Restatement Effective Date.
(vi)    The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the Chief Financial Officer of FCX as to the solvency of FCX and its Subsidiaries on a consolidated basis after giving effect to this Amendment, in form and substance reasonably satisfactory to the Administrative Agent.
(vii)    The Administrative Agent shall have received one or more Intercompany Subordination Agreements duly executed by FCX and the applicable Subsidiaries to the extent required by Section 6.01(a)(iv) of the Restated Term Loan Agreement.
(b)    The Administrative Agent shall notify the Borrowers and the Lenders of the Restatement Effective Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Amendment shall not become effective unless each of the conditions set forth or referred to in this Section 4 has been satisfied at or prior to 5:00 p.m., New York City time, on March 15, 2016 (it being understood that any such failure of this Amendment to become effective will not affect any rights or obligations of any Person under the Existing Term Loan Agreement).
SECTION 5.    Expenses. The Borrowers agree to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, in each case to the extent provided in Section 9.03(a) of the Existing Term Loan Agreement.
SECTION 6.    Effect of Amendment. (a) Except as expressly set forth herein or in the Restated Term Loan Agreement, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Existing Term Loan Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Term Loan Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Term Loan Agreement, the Restated Term Loan Agreement or any other Loan Document in similar or different circumstances.
(b)    On and after the Restatement Effective Date, each reference in the Restated Term Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Existing Term Loan Agreement in any other Loan Document shall be deemed a reference to the Restated Term Loan Agreement. This Amendment shall constitute a “Loan Document” for all purposes of the Restated Term Loan Agreement and the other Loan Documents.

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SECTION 7.    Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 8.    Counterparts; Integration; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 9.    Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

FREEPORT-MCMORAN INC.,
By
/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President, Chief Financial Officer and Treasurer

FREEPORT MCMORAN OIL & GAS LLC,
By
/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Collateral Agent,
By
/s/ Peter Predun
Name: Peter Predun
Title: Executive Director

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Name of Lender:_/s/ Lender Signatures on File with Administrative Agent___________

For any Lender requiring a second signature line:

Name of Lender:_/s/ Lender Signatures on File with Administrative Agent___________

Exhibit A

TERM LOAN AGREEMENT
dated as of February 14, 2013,
as amended and restated as of February 26, 2016,
among
FREEPORT-MCMORAN INC.,
The Other Borrower Party Hereto,
The Lenders Party Hereto,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
HSBC BANK USA, NATIONAL ASSOCIATION,
MIZUHO CORPORATE BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION,
THE BANK OF NOVA SCOTIA
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Co-Documentation Agents,
___________________________
JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
HSBC SECURITIES (USA) INC.,
MIZUHO CORPORATE BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION,
THE BANK OF NOVA SCOTIA
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Joint Lead Arrangers and Joint Bookrunners
____________________________
AGRICULTURAL BANK OF CHINA, NEW YORK BRANCH,
BANK OF MONTREAL, CHICAGO BRANCH,
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY,
COMPASS BANK,
ROYAL BANK OF CANADA,
THE TORONTO-DOMINION BANK,
SANTANDER BANK, N.A.,
STANDARD CHARTERED BANK,
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Senior Managing Agents

[CS&M Ref. 06702-197]

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ARTICLE VII

Events of Default

ARTICLE VIII

The Agents

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	79
SECTION 9.02.	Waivers; Amendments	80
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	81
SECTION 9.04.	Successors and Assigns	83
SECTION 9.05.	Survival	86
SECTION 9.06.	Integration; Effectiveness	87
SECTION 9.07.	Severability	87
SECTION 9.08.	Right of Setoff	87
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process; Sovereign Immunity	87
SECTION 9.10.	WAIVER OF JURY TRIAL	88
SECTION 9.11.	Headings	88
SECTION 9.12.	Confidentiality	88
SECTION 9.13.	Patriot Act	89
SECTION 9.14.	No Fiduciary Relationship	89
SECTION 9.15.	Release of Liens and Guarantees	89
SECTION 9.16.	Non-Public Information	90
SECTION 9.17.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	90

ARTICLE X

Co-Borrower Obligations

SECTION 10.01.	Joint and Several Liability	92
SECTION 10.02.	Obligations Unconditional	92

ARTICLE XI

Subsidiary Guarantors

SECTION 11.01.	Designation of Subsidiary Guarantors	94
SECTION 11.02.	Optional Guarantor Terminations	95

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SCHEDULES:

Schedule 1.01A	Disclosed Matters
Schedule 1.01B	Agreed Additional Guarantors
Schedule 1.01C	Agreed Collateral Actions
Schedule 1.01D	Agreed Collateral Package
Schedule 1.01E	Agreed Subsidiary Holding Company Structure
Schedule 2.01	Existing Lenders
Schedule 3.03	Governmental Approvals
Schedule 3.04(b)	Certain Developments
Schedule 3.12	Insurance
Schedule 5.10	Contractual Restrictions
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Guarantee Agreement
Exhibit C-1	[Reserved]
Exhibit C-2	[Reserved]
Exhibit D-1	[Reserved]
Exhibit D-2	[Reserved]
Exhibit E-1	[Reserved]
Exhibit E-2	[Reserved]
Exhibit F-1	Form of U.S. Tax Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-2	Form of U.S. Tax Certificate for Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-3	Form of U.S. Tax Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-4	Form of U.S. Tax Certificate for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit G	Form of Intercompany Subordination Agreement

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TERM LOAN AGREEMENT dated as of February 14, 2013, as amended and restated as of February 26, 2016 (this “Agreement”), among FREEPORT-MCMORAN INC., a Delaware corporation, the other Borrower, if any, party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent and Collateral Agent, and BANK OF AMERICA, N.A., as Syndication Agent.
The Borrowers (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), the Lenders and the Administrative Agent are parties to the Existing Credit Agreement, and the Borrowers, the Administrative Agent, the Collateral Agent and Lenders constituting Required Lenders have agreed, upon satisfaction of the conditions set forth in the Amendment and Restatement Agreement, to amend and restate the Existing Credit Agreement in the form of this Agreement.
Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2018 Loan” means a Loan that was made on the Original Closing Date having a Maturity Date of May 31, 2018 that was not extended pursuant to the First Amendment.
“2018 Lender” means, at any time, a Lender that has a 2018 Loan at such time.
“2020 Loan” means a Loan that, pursuant to the First Amendment, has a Maturity Date of February 28, 2020.
“2020 Lender” means, at any time, a Lender that has a 2020 Loan at such time.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

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“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Syndication Agent.
“Agreed Additional Guarantors” has the meaning assigned to such term on Schedule 1.01B hereto (as such Schedule may be amended, amended and restated, supplemented or otherwise modified by FCX and the Required Lenders in their sole discretion and approved by FCX and the Required Lenders on or prior to the Springing Collateral Date).
“Agreed Collateral Actions” means actions related to the granting and perfection of Liens on the Agreed Collateral Package to secure the Obligations acceptable to FCX and the Required Lenders in their sole discretion and approved by FCX and the Required Lenders on or prior to the Springing Collateral Date; provided that the Lenders party to the Amendment and Restatement Agreement and constituting the Required Lenders have acknowledged and agreed that the actions related to the granting and perfection of Liens on the Agreed Collateral Package to secure the Obligations described on Schedule 1.01C hereto are acceptable to, and approved by, the Required Lenders.
“Agreed Collateral Package” means a collateral package acceptable to FCX and the Required Lenders in their sole discretion and approved by FCX and the Required Lenders on or prior to the Springing Collateral Date; provided that the Lenders party to the Amendment and Restatement Agreement and constituting the Required Lenders have acknowledged and agreed that the collateral package described on Schedule 1.01D hereto is acceptable to, and approved by, the Required Lenders.
“Agreed Subsidiary Holding Company Structure” means a subsidiary holding company structure in respect of FMC and PTFI acceptable to FCX and the Required Lenders in their sole discretion and approved by FCX and the Required Lenders on or prior to the Springing Collateral Date; provided that the Lenders party to the Amendment and Restatement Agreement and constituting the Required Lenders have acknowledged and agreed that the subsidiary holding company structure described on Schedule 1.01E hereto is acceptable to, and approved by, the Required Lenders.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate

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in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of February 26, 2016, among FCX, FMOG, the Lenders party thereto, the Administrative Agent and the Collateral Agent.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010, as amended.
“Applicable Amortization Percentage” means, with respect to the 2018 Loans, the percentage obtained by dividing (i) the aggregate principal amount of 2018 Loans outstanding on March 31, 2015, after giving effect to the effectiveness of the First Amendment and any election of a Lender on or prior to such date to become a 2020 Lender in accordance with the terms of the First Amendment, by (ii) the aggregate amount of all outstanding Loans hereunder on such date.
“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon (x) the Credit Ratings by Moody’s and S&P applicable on such day and (y) the Total Leverage Ratio as of the end of the fiscal quarter of FCX for which consolidated financial statements have been most recently delivered pursuant to Section 5.01(a) or 5.01(b):

	LEVEL
Total Leverage Ratio	1. BBB+ / Baa1 or higher		2. BBB / Baa2		3. BBB- / Baa3		4. BB+ / Ba1		5. BB/Ba2 or lower
	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)
≤4.00	125.0	25.0	150.0	50.0	175.0	75.0	200.0	100.0	225.0	125.0
>4.00 and ≤4.50	150.0	50.0	175.0	75.0	200.0	100.0	225.0	125.0	250.0	150.0
>4.50 and ≤6.00	175.0	75.0	200.0	100.0	225.0	125.0	250.0	150.0	275.0	175.0
>6.00 and ≤7.00	225.0	125.0	250.0	150.0	275.0	175.0	300.0	200.0	325.0	225.0
>7.00	275.0	175.0	300.0	200.0	325.0	225.0	350.0	250.0	375.0	275.0

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For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Credit Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then FCX and the Lenders shall negotiate in good faith to agree upon another rating agency to be substituted by an amendment to this Agreement for the rating agency which shall not have a Credit Rating in effect, and pending the effectiveness of such amendment, the Applicable Rate shall be determined by reference to the available Credit Rating; (b) if the Credit Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Credit Ratings unless one of the two Credit Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two Credit Ratings; and (c) if the Credit Rating established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate based on the Credit Ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, FCX and the Lenders shall negotiate in good faith to amend the definition of “Applicable Rate” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Credit Rating most recently in effect prior to such change or cessation.
Each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to exceed 7.00 to 1.00 at the option of the Administrative Agent or at the request of the Required Lenders if FCX fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

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“Attributable Debt” means, on any date, in respect of any lease of FCX or any Subsidiary entered into as part of a Project Financing or a sale and leaseback transaction subject to Section 6.04, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
“Attributable Debt Payments” means, for FCX and the Subsidiaries for any period, all payments made during such period in respect of Attributable Debt.
“Available Domestic Cash” means, as of any date, the aggregate amount of cash and Permitted Investments held on such date by FCX or any Subsidiary that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia or any Subsidiary Guarantor, other than cash and Permitted Investments (a) held in accounts outside the United States of America or (b) subject to any Lien securing Indebtedness or other obligations (other than (i) a Lien granted pursuant to the Collateral Documents as security for the Obligations, the “Obligations” under the Revolving Credit Agreement and, if applicable, the FMC Notes and (ii) a Lien permitted under Section 6.02(r), 6.02(s)(ii) or 6.02(t)).
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means (a) following the Co-Borrower Resignation Date, if applicable, FCX, and (b) until the Co-Borrower Resignation Date, if applicable, each of FCX and FMOG (together, the “Borrowers”).
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

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“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Original Closing Date) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in FCX; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of FCX by Persons who were not (i) members of the board of directors of FCX on the Original Closing Date, (ii) appointed as, or nominated for election as, directors by a majority of directors referred to in clause (i) above or (iii) approved by the board of directors of FCX as director candidates prior to their election to such board of directors; (c) the occurrence of any “Change of Control” or “Change in Control” as defined in any indenture or other governing agreement relating to any Material Indebtedness of FCX; (d) following the Springing Collateral Date, FCX ceasing to own, directly or indirectly, 100% of the Equity Interests of FMC (less any amount of Qualified FMC Equity Interests); (e) following the Collateral Implementation Date, FCX ceasing to own, directly or indirectly, 100% of the Equity Interests of New PTFI Holdco (less any amount of Qualified PTFI Equity Interests); or (f) following the Collateral Implementation Date, New PTFI Holdco ceasing to directly own 100% of the Equity Interests of PTFI that are held, directly or indirectly, by FCX or any Subsidiary immediately prior to the Collateral Implementation Date (other than any Equity Interests held by PTII and any Equity Interests then held or thereafter transferred or issued to the Government of the Republic of Indonesia or any other third party).
“Change in Law” means the occurrence, after the Original Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender with any

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request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Original Closing Date; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.
“Co-Borrower Resignation” has the meaning assigned to such term in Section 10.02(g).
“Co-Borrower Resignation Date” has the meaning assigned to such term in Section 10.02(g).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations, the “Obligations” under the Revolving Credit Agreement and, if applicable, the FMC Notes; provided that the Collateral shall not include any Excluded Assets.
“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders hereunder.
“Collateral Documents” means each security agreement, control agreement, mortgage or other instrument or document required to be delivered pursuant to the Agreed Collateral Actions or otherwise hereunder to secure the Obligations, the “Obligations” under the Revolving Credit Agreement and, if applicable, the FMC Notes.
“Collateral Implementation Date” means the date, if any, that is 30 days (or, in the case of any Mortgage, 90 days) after the Springing Collateral Date (unless such date is extended, with respect to any Collateral or any Mortgage, in the reasonable discretion of the Administrative Agent).
“Collateral Parties” means, collectively, FCX and each Subsidiary of FCX that is a Subsidiary Guarantor or that has pledged or made subject to a Lien (or is required to pledge or make subject to a Lien) any of its assets as Collateral pursuant to the Agreed Collateral Actions.
“Confidential Information Materials” means the confidential information materials dated February 2016 relating to the Borrowers and the amendment and restatement of the Existing Credit Agreement pursuant to the Amendment and Restatement Agreement.

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“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations, but excluding, to the extent included as interest expense under GAAP, (A) accretion of the fair values of environmental remediation obligations that were previously determined on a discounted basis under the “acquisition method” of accounting and (B) accrual of amounts which have been reserved to fund future or contingent tax liabilities) of FCX and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of FCX or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in such consolidated interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (ii) noncash amounts attributable to amortization of fair value adjustments of Indebtedness recorded under the “acquisition method” of accounting and (iii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period; provided that for the purposes of calculating Consolidated Cash Interest Expense for any Reference Period, if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) FCX or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated Cash Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition (and any incurrence or repayment of Indebtedness in connection therewith) occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available and the interest rate with respect to any Indebtedness that bears a floating rate of interest and that is being given pro forma effect being calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term of at least twelve months)).
“Consolidated EBITDAX” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense and Attributable Debt Payments for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, depletion and amortization for such period, (iv) oil and gas exploration costs for such period, (v) any extraordinary charges or significant nonrecurring non‑cash charges or non-cash charges resulting from requirements to mark-to-market derivative obligations (including commodity-linked securities) for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDAX for the period in which such cash payment is made), (vi) any impairment charges or asset write

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offs or amortization related to intangible assets and long-lived assets pursuant to GAAP (including pursuant to FASB ASC Topics 350, 360 or 805 and Rule 4-10(c)(3) of Regulation S-X under the Securities Act), (vii) restructuring charges and reserves, (viii) fees and expenses in respect of consummated or proposed acquisitions, dispositions or financings, (ix) any acquisition accounting adjustments and any step-ups with respect to re-valuing assets and liabilities in connection with any acquisition or investment consummated after the Original Closing Date (including any increase in amortization, depletion or depreciation, increase in cost of goods sold attributable to metal inventories or any one-time non-cash charges), (x) other non-cash charges, including non-cash charges attributable to stock options and other stock-based compensation, (xi) any costs or expenses incurred by FCX or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of FCX or net cash proceeds from the issuance of Equity Interests of FCX, (xii) charges attributable to liability or casualty events or business interruption, to the extent covered (or reasonably expected to be covered) by insurance and (xiii) payments made in respect of obligations of the types included in clause (j) of the definition of Indebtedness; minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (ii) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (iii) any extraordinary gains or non-cash gains for such period; and plus or minus, as applicable, (c) without duplication and to the extent deducted or included, as the case may be, in determining such Consolidated Net Income (i) any effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by FCX, (ii) any net gains or losses from early extinguishment of Indebtedness or hedging obligations or other derivative instruments, including any write-off of deferred financing costs, (iii) any net non-cash gain or loss resulting from currency translation gains or losses related to currency re-measurements of Indebtedness, (iv) the cumulative effect of a change in accounting principles and (v) any net income or loss from discontinued operations and any net gain or loss on disposal of discontinued operations, all determined on a consolidated basis in accordance with GAAP.
For the purposes of calculating Consolidated EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) FCX or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition (and any incurrence or repayment of Indebtedness in connection therewith) occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available), which may, in the case of a Material Acquisition, reflect pro forma adjustments for cost savings that are reasonably expected

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to be realized within 365 days following such Material Acquisition, to the extent that such cost savings would be permitted to be reflected in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X under the Securities Act. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes common stock of any Person and (b) involves consideration in excess of $200,000,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that (i)  involves assets comprising all or substantially all of an operating unit of a business or involves common stock of any Person owned by FCX and the Subsidiaries and (ii) yields gross proceeds to FCX or any Subsidiary in excess of $200,000,000.
“Consolidated Net Income” means, for any period, the net income or loss of FCX and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with FCX or any Subsidiary or the date that such Person’s assets are acquired by FCX or any Subsidiary. Notwithstanding anything to the contrary contained herein, Consolidated Net Income shall be (a) computed without deduction for non-controlling interests and (b) subject to the final paragraph of the definition of “Consolidated EBITDAX”.
“Consolidated Total Assets” means, at any time, the total assets of FCX and the Subsidiaries, as set forth in the most recent consolidated balance sheet of FCX and the Subsidiaries delivered pursuant to Section 5.01 hereto or Section 5.01 of the Existing Credit Agreement on or prior to such date of determination, determined on a consolidated basis in accordance with GAAP.
“Consolidation” has the meaning assigned to such term in Section 6.03(a).
“Contract of Work” means the Contract of Work made December 30, 1991, between the Ministry of Mines of the Government of the Republic of Indonesia, acting for and on behalf of the Government of the Republic of Indonesia, and PTFI, together with any amendments and extensions thereto and any related implementation agreement or Memorandum of Understanding with such Ministry of Mines acting on behalf of the Government of the Republic of Indonesia, after giving effect to the PT‑Rio Tinto Indonesia COW Assignment.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent and each Lender.
“Credit Rating” means a rating assigned by S&P or Moody’s, or another rating agency to be substituted by an amendment to this Agreement, to the Index Debt.

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“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 1.01A.
“Disposition” means any sale, transfer, lease or other disposition (including pursuant to a Sale and Leaseback Transaction and by way of merger or consolidation) of any assets of FCX or any Subsidiary, including any sale or issuance (other than to a Borrower or a Subsidiary) of any Equity Interests in any Subsidiary and including forward sales, streaming and similar transactions, in each case for consideration consisting in whole or part of cash proceeds, other than (i) dispositions in the ordinary course of business of (x) inventory (excluding, for the avoidance of doubt, forward sales and streaming or similar transactions), (y) used or surplus equipment or (z) cash equivalents, (ii) dispositions in the ordinary course of business of accounts receivable, (iii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any assets, (iv) forward sales, streaming and similar transactions for cumulative aggregate Net Proceeds received during Mandatory Prepayment Periods not in excess of $250,000,000, (v) sales or issuances of Qualified PTFI Equity Interests, (vi) sales, transfers, leases or other dispositions of assets by Sociedad Minera Cerro Verde or any other Subsidiary of FCX, to the extent that the proceeds thereof are not distributed to FCX and (vii) other sales and dispositions resulting in aggregate Net Proceeds received during Mandatory Prepayment Periods not exceeding $100,000,000 in the case of any single transaction or series of related transactions or $250,000,000 in the aggregate for all such transactions.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock and cash in lieu of fractional shares of Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale to the extent the terms of such Equity Interests provide that such Equity Interests shall not be required to be repurchased or redeemed until the repayment in full of the Loans and all other Obligations that are accrued and payable has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock and cash in lieu of fractional shares of Qualified Stock), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if any Equity Interests are issued to any employee, or to any plan for the benefit of employees, of FCX

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or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by FCX or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia that is not a CFC.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of or exposure to any Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or reclamation, fines, penalties or indemnities), of FCX or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with either Borrower, is treated as a single employer under Section 414(b) or (c) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA applicable to such Plan, in each instance), whether or not waived;

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(c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by either Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by either Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by either Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by either Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from either Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Assets” has the meaning assigned to such term in Schedule 1.01D hereto.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from any payment to the Administrative Agent or any Lender under any Loan Document: (a) income or franchise Taxes imposed on (or measured by) the net income of such Lender or the Administrative Agent by the United States of America or by the jurisdiction under the laws of which such Lender or the Administrative Agent is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by FCX under Section 2.17(b)), (i) any U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to any such Taxes pursuant to Section 2.15 and (ii) Taxes attributable to such Foreign Lender’s failure to comply with Section 2.15(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

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“Existing Credit Agreement” means the Term Loan Agreement dated as of February 14, 2013 (as amended prior to the date hereof), among FCX, the other Borrower party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent.
“Existing Guarantors” means the Subsidiaries of FCX that have, prior to the Restatement Effective Date, Guaranteed the Obligations pursuant to a Guarantee Agreement, excluding, for the avoidance of doubt, each Agreed Additional Guarantor.
“External Environmental Report” has the meaning assigned to such term in Section 5.07(c).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Original Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.
“FCX” means Freeport-McMoRan Inc., a Delaware corporation, and following any merger or consolidation permitted under Section 6.03 to which FCX is a party and is not the surviving Person, such surviving Person.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Covenants” means the covenants set forth in Sections 6.06 and 6.07.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the designated Person.
“First Amendment” means the First Amendment, dated as of February 27, 2015, to the Existing Credit Agreement.
“First Amendment Effective Date” means the date on which the First Amendment became effective in accordance with its terms.
“FMC” means Freeport Minerals Corporation, a Delaware corporation.
“FMC Notes” means the notes issued under the Indenture dated as of September 22, 1997, among Phelps Dodge Corporation and Chase Manhattan Bank, as trustee, and outstanding as of the Restatement Effective Date.

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“FMOG” means Freeport McMoRan Oil & Gas LLC, a Delaware limited liability company.
“FMOG Indenture Debt” means Indebtedness under (a) the 6⅛% Senior Notes due 2019, (b) the 6½% Senior Notes due 2020, (c) the 6⅝% Senior Notes due 2021, (d) the 6¾% Senior Notes due 2022 and (e) the 6⅞% Senior Notes due 2023, in each case issued by FMOG (as successor to Plains Exploration & Production Company (“PXP”)) pursuant to the indenture dated as of March 13, 2007, as amended or supplemented, among PXP, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A. as trustee.
“FOGI” means FCX Oil and Gas Inc., a Delaware corporation.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which either Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. If a Borrower is located in more than one jurisdiction, a Lender’s status as a Foreign Lender shall be tested separately with respect to each jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funded Debt” of any Person means Indebtedness of such Person of the types referred to in clauses (a), (b), (c), (d), (e), (h), (j) and (k) of definition thereof and all Indebtedness of the types referred to in clauses (f), (g) and (i) of such definition relating to Indebtedness of others of the types referred to in such clauses (a), (b), (c), (d), (e), (h), (j) and (k).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof in each case for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (b) to purchase or lease property, securities or services for the purpose

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of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Agreement” means a Guarantee Agreement substantially in the form of Exhibit B hereto or, if reasonably requested by the Administrative Agent, a guarantee agreement governed by the laws of the jurisdiction of the Subsidiary Guarantor and otherwise reasonably satisfactory to the Administrative Agent in form and substance.
“Guarantee Requirement” means at any time that (a) each Required Subsidiary Guarantor shall have executed and delivered to the Administrative Agent a counterpart of the Guarantee Agreement (or a supplement thereto) and (b) the Administrative Agent shall have received documents and opinions equivalent to those delivered under Section 4.02(a) and (b) of the Existing Credit Agreement with respect to each such Required Subsidiary Guarantor.
“Guarantor Designation” has the meaning assigned to such term in Section 11.01.
“Guarantor Designation Date” has the meaning assigned to such term in Section 11.01.
“Guarantor Termination” has the meaning assigned to such term in Section 11.02.
“Guarantor Termination Date” has the meaning assigned to such term in Section 11.02.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum, petroleum distillates or petroleum by-products, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature, including mine-tailings, regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

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“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.
“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Disqualified Stock of such Person, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business and deferred compensation), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party (including reimbursement obligations to the issuer) in respect of letters of credit and letters of guaranty, which support or secure Indebtedness, (j) all obligations in respect of any Metalstream Transaction, all obligations in respect of any Receivables Facility and all other obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which such Person receives upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that, for the avoidance of doubt, Indebtedness shall not include (i) any series of preferred stock (other than Disqualified Stock), (ii) obligations under Hedging Agreements, (iii) obligations under any agreement for the purchase of carbon emission and other similar credits and (iv) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or cash equivalents (to the extent of the amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determinations hereunder, the amount of
(A)    any Receivables Facility shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting

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the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Receivables Facility, in each case outstanding at such time, or (2) in the case of any Receivables Facility in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of receivables less the amount of collections received in respect of such receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest; and
(B)    any other transaction of any Person included under clause (j) above, at any time, (1) the amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP or (2) if such amount would not appear on such balance sheet, the amount that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such transaction were accounted for as a transaction that would appear on such balance sheet or (3) if such amount cannot be determined under clause (1) or (2), the amount reasonably agreed by FCX and the Administrative Agent.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) Other Taxes.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of FCX that is not guaranteed by any other Person or subject to any other credit enhancement, other than unsecured Guarantees by Subsidiaries (other than Agreed Additional Guarantors) that guarantee (or are co-borrowers with respect to) the obligations of FCX under this Agreement.
“Intercompany Subordination Agreement” means an intercompany subordination agreement substantially in the form of Exhibit G attached hereto or any other form approved by the Administrative Agent.
“Interest Election Request” means a request by either Borrower to convert or continue a Borrowing in accordance with Section 2.05.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, to the extent made available by all the applicable Lenders, twelve months thereafter, as either Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business

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Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which the Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which the Screen Rate is available) that exceed the Impacted Interest Period, in each case, at such time.
“IRS” means the United States Internal Revenue Service.
“JPMCB” has the meaning assigned to such term in the preamble to this Agreement.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a lender hereunder pursuant to an Assignment and Assumption, other than any person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information services that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (provided, that the Administrative Agent shall have generally selected such page for similarly situated borrowers)) (in each case the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means this Agreement, any Guaranty Agreements, the First Amendment and any Collateral Documents.
“Loan Parties” means each Borrower and each Subsidiary Guarantor.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Mandatory Prepayment Period” means (i) each period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) hereunder or under the Existing Credit Agreement of consolidated financial statements in respect of which the Total Leverage Ratio, as of the last day of the most recent fiscal quarter covered by such financial statements, is in excess of 4.00 to 1.00 and ending on the first date of delivery of consolidated financial statements under Section 5.01(a) or 5.01(b) thereafter in respect of which the Total Leverage Ratio, as of the last day of the most recent fiscal quarter covered by such financial statements, is less than or equal to 4.00 to 1.00; provided that a Mandatory Prepayment Period will in any event be deemed to exist if FCX fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.
“Material Acquisition” has the meaning set forth in the definition of “Consolidated EBITDAX”.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of FCX and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under the Loan Documents.
“Material Company” has the meaning assigned to such term in clause (g) of Article VII.
“Material Disposition” has the meaning set forth in the definition of “Consolidated EBITDAX”.
“Material Indebtedness” means Indebtedness, Project Financings or obligations in respect of one or more Hedging Agreements, of FCX and/or any Subsidiary in an aggregate principal amount or amount of Attributable Debt exceeding $175,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of FCX or any Subsidiary in respect of any Hedging

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Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that FCX or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means (i) with respect to the 2018 Loans, May 31, 2018, and (ii) with respect to the 2020 Loans, February 28, 2020. As used in the definition of “Disqualified Stock” in Section 1.01 and in Section 2.02(d), unless the context otherwise requires, the term “Maturity Date” refers to the Maturity Date for the 2020 Loans.
“Memorandum of Understanding” means the Memorandum of Understanding dated as of December 27, 1991, between the Ministry of Mines and Energy of the Government of the Republic of Indonesia, and PTFI.
“Metalstream Transaction” means a transaction in which FCX or any Subsidiary incurs obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which FCX or any such Subsidiary receives upfront payments in consideration of an obligation to deliver gold, copper or any other metal mined by FCX and its Subsidiaries (each, a “Qualified Metal”) (or make cash payments based on the value of any Qualified Metal) at a future time. For the avoidance of doubt, a Metalstream Transaction shall for all purposes hereof constitute Funded Debt.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Obligations, the “Obligations” under the Revolving Credit Agreement and, if applicable, the FMC Notes. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Mortgaged Property” means each parcel of real property, and the improvements thereto, that is required to constitute Collateral pursuant to the Agreed Collateral Actions and the Agreed Collateral Package.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Borrowers and the Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale and Leaseback Transaction) of an asset, (A) the amount of all payments required to be made by the Borrowers and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (B)) attributable to minority interests and not available for distribution to or for the account of the Borrowers and the Subsidiaries as a

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result thereof and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrowers and the Subsidiaries and the amount of any reserves established by the Borrowers and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of FCX). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.
“New FMC Equity Restrictions” has the meaning set forth in Schedule 1.01D hereto.
“New FMOG Equity Restrictions” has the meaning set forth in Schedule 1.01D hereto.
“New FMC Subsidiary” has the meaning set forth in Schedule 1.01E hereto.
“New PTFI Holdco” has the meaning set forth in Schedule 1.01E hereto.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Obligations” means the obligations of each of the Borrowers hereunder and of the Borrowers and the other Loan Parties under the other Loan Documents, including, (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrowers under this Agreement or any other Loan Document, including in respect of fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to this Agreement and each other Loan Document and (c) the due and punctual payment and performance of all of the obligations of each other Loan Party under or pursuant to each of the other Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Oil and Gas Business” means (a) the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other

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hydrocarbon properties; (b) the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests; and (c) any activity necessary, appropriate, incidental or reasonably related to the activities described above.
“Oil and Gas Properties” means (a) Hydrocarbon Interests, including with respect to undeveloped Oil and Gas Properties, depths below which any proved reserves are then attributable; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Closing Date” means May 31, 2013.

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“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Taxes (other than a connection arising from such Lender or the Administrative Agent having executed, delivered, enforced, become a party to, performed its obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Senior Debt” means unsecured, unsubordinated capital market Indebtedness of FCX ranking on a pari passu basis with the obligations of FCX hereunder that is issued in a registered public offering or a private placement transaction (including pursuant to Rule 144A under the Securities Act).
“Other Taxes” means any and all present or future recording, stamp, court, documentary, excise, filing, transfer, sales, property or similar Taxes, arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.17(b)).
“parent” has the meaning assigned thereto in the definition of “subsidiary”.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participation Agreement” means the Participation Agreement dated October 11, 1996, between PTFI and PT‑Rio Tinto Indonesia, as amended by the First Amendment dated April 30, 1999, and as further amended from time to time.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a) Liens for Taxes not at the time delinquent or which are being contested in compliance with Section 5.04 or secure amounts that are not material to the value of the properties to which such Liens attach (it being understood that for purposes of this paragraph (a), all real properties that consist of multiple parcels

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but constitute a single asset (i.e., individual project sites consisting of multiple distinct parcels of real property) shall be deemed to be a single real property);
(b) Liens imposed by law, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04 or secure amounts that are not material to the value of the properties to which such Liens attach (it being understood that for purposes of this paragraph (b), all real properties that consist of multiple parcels but constitute a single asset (i.e., individual project sites consisting of multiple distinct parcels of real property) shall be deemed to be a single real property);
(c) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public, regulatory or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business;
(d) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;
(e) Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness or Attributable Debt) issued pursuant to the request of and for the account of FCX or any Subsidiary in the ordinary course of its business;
(f) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, canals, ditches, water rights, highways, roads, railroads, fences, oil and gas leases, electric lines, data communications, and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of the real properties or Liens incidental to the conduct of the business of FCX and its Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of FCX and its Subsidiaries (it being understood that for purposes of this paragraph (f), all real properties that consist of multiple parcels but constitute a single asset (i.e., individual project sites consisting of multiple distinct parcels of real property) shall be deemed to be a single real property);

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(g) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, leases, area of mutual interest agreements, royalty agreements, marketing agreements, processing agreements, development agreements, and other agreements which are usual and customary in the mining business;
(h) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
(i) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;
(j) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by FCX and its Subsidiaries in the ordinary course of business;
(k) any interest or title of a lessor under any operating lease;
(l) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which FCX or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;
(m) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(n) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(o) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements;
(p) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(q) (i) areas of mutual interest, rights of first refusal and preferential purchase rights entered into in the ordinary course of business or (ii) Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange,

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transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, overriding royalty agreements, marketing agreements, processing agreements, net profit agreements, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses, and other agreements, in each case which are customary in the Oil and Gas Business; provided, however, that the granting of any such Lien referred to in clause (ii) does not materially impair the use of the property covered by such Lien or materially impair the value of such property subject thereto;
(r) Liens on pipelines and pipeline facilities that arise by operation of law each of which is in respect of obligations that are not delinquent by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(s) Liens securing Production Payments and Reserve Sales that are customary in the Oil and Gas Business; provided, however, that such Liens do not extend to any property other than the property that is the subject of such Production Payments and Reserve Sales;
(t) any seaman’s wage Liens (including those of masters) for wages, maintenance and cure, salvage and general average Liens, stevedore’s wages, maritime tort Liens (including personal injury and death), Liens for necessaries and other ordinary course of business Liens of a maritime nature incurred in connection with vessel operations or maintenance, all of the foregoing Liens which are (a) unclaimed, (b) covered by insurance (other than, and after giving effect to, any applicable deductibles in full on such insurance) or (c) being contested in good faith by appropriate action promptly initiated and diligently conducted, if adequate reserves have been maintained in accordance with GAAP;
(u) Liens required by any contract or statute in order to permit FCX or any Subsidiary to perform any contract or subcontract made by it with or at the request of any Governmental Authority;
(v) Liens on cash earnest money deposits made in connection with any letter of intent or purchase agreement; and
(w) Liens on cash, letters of credit and other financial assets pledged to secure obligations under any agreement for the purchase of carbon emission and other similar credits which do not exceed $200,000,000 at any one time outstanding;

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provided that, except for Permitted Encumbrances referred to in clause (e) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or Attributable Debt.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P of A-2 or higher or from Moody’s of P-2 or higher;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year after the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank which has a short term deposit rating issued by Moody’s of P-2 or higher or by S&P of A-2 or higher;
(d) short-term tax exempt securities rated not lower than MIG-1/+1 by either Moody’s or S&P with provisions for liquidity or maturity accommodations of 183 days or less;
(e) repurchase agreements relating to securities described in clause (a), (b), (c) and (d) above and maturity not less than one year thereafter;
(f) investments in money market or similar funds with assets of at least $1,000,000,000 and rated Aaa by Moody’s and AAA by S&P;
(g) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in dollars or the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the assets referred to in clauses (a), (b), (c), (d), (e) and (f) above; and
(h) other deposits, investments in certificates of deposits, bankers’ acceptances and time deposits with foreign banks not otherwise included in the assets referred to in clauses (a), (b), (c), (d), (e), (f) or (g) above not in excess of $100,000,000 in the aggregate.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by either Borrower or any ERISA Affiliate.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or any Subsidiary to any Person of a royalty, overriding royalty, net profits interest, Production Payment (whether Dollar-Denominated Production Payments or Volumetric Production Payments), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services.
“Project Financing” means (a) the incurrence of Indebtedness of a Subsidiary, the proceeds of which are applied to fund any new acquisition, exploration, development, construction or expansion by, or upgrades of the assets of, including associated working capital requirements, such Subsidiary (or to refinance Indebtedness or equity financing incurred for such purpose) and that may be secured by the assets of such Subsidiary, (b) the incurrence of Attributable Debt in connection with a sale and leaseback transaction involving such assets (including any such Attributable Debt incurred to refinance Indebtedness or equity financing of such assets) or (c) the incurrence of Indebtedness or Attributable Debt in connection with an Off-take Financing (including any Indebtedness or Attributable Debt incurred to refinance Indebtedness or equity financing in connection with an Off-Take Financing); provided that “Project Financing” shall not include any Indebtedness or Attributable Debt the proceeds of which are applied to acquire a going concern. As used in this definition, “Off-take Financing” means the incurrence of Indebtedness or Attributable Debt in the form of an agreement to

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purchase that is entered into by a Subsidiary to support the financing by a third party of the acquisition, exploration, development, construction or expansion by, or upgrades of, assets, including associated working capital requirements, legal title to, or ownership of, which under applicable law is vested in such third party or its affiliates.
“Project Financing Assets” means, with respect to any Project Financing, the assets of the acquisition, exploration, development or expansion, or the assets the upgrade of which is, funded by such Project Financing.
“Project Financing Subsidiary” means, with respect to any Project Financing, the Subsidiary that is the primary obligor in respect of such Project Financing.
“Proscribed Consolidation” has the meaning assigned to such term in Section 6.03.
“PTFI” means PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia.
“PTII” means PT Indocopper Investama, a limited liability company organized under the laws of the Republic of Indonesia.
“PT‑Rio Tinto Indonesia” means PT Rio Tinto Indonesia (formerly P.T. RTZ-CRA Indonesia), a limited liability company organized under the laws of Indonesia and a wholly owned subsidiary of RTZ.
“PT‑Rio Tinto Indonesia COW Assignment” means the Assignment Agreement dated as of October 11, 1996 between PTFI and PT‑Rio Tinto Indonesia pursuant to which PTFI assigned a partial undivided interest in the Contract of Work to PT‑Rio Tinto Indonesia.
“Qualified FMC Equity Interests” has the meaning assigned to such term in Schedule 1.01D hereto.
“Qualified FMOG Equity Interests” has the meaning assigned to such term in Schedule 1.01D hereto.
“Qualified PTFI Equity Interests” means Equity Interests of PTFI or New PTFI Holdco 100% of the Net Proceeds of which are applied (or are in good faith expected by FCX to be applied) to smelter construction costs.
“Qualified Stock” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Stock.
“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for Standard Receivables Facility Undertakings) to FCX or any Subsidiary (other than any Receivables Subsidiary), pursuant to which FCX or any of the Subsidiaries sells

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its accounts, payment intangibles and related assets or interests therein to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts, payment intangibles and related assets to a Person that is not a Subsidiary.
“Receivables Facility Repurchase Obligation” means any obligation of FCX or a Subsidiary that is a seller of assets in a Receivables Facility to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.
“Reference Period” has the meaning set forth in the definition of “Consolidated EBITDAX”.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.
“Reporting Person” has the meaning assigned to such term in Section 5.01.
“Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the aggregate outstanding Loans at such time.
“Required Subsidiary Guarantor” means, at any time, (a) if it is a Subsidiary at such time, each existing or subsequently acquired or organized subsidiary of FMOG that is at such time a guarantor of the obligations of FMOG under any FMOG Indenture Debt, (b) each other Subsidiary (other than a Subsidiary that is a Borrower) that at such time is a guarantor of obligations of FCX under the Revolving Credit Agreement, any other bank credit facility of FCX, the Senior Notes or any Other Senior Debt; provided, however, that a Subsidiary that is a Required Subsidiary Guarantor pursuant to clause (a) or (b) above will cease to be a Required Subsidiary Guarantor under such clauses (and may thereafter be released from its obligations under the Guarantee Agreement in accordance with the provisions of Section 11.02) at such time, if any, as (and only for such periods as) such Subsidiary Guarantor (i) no longer guarantees any obligations (x) of FMOG under any FMOG Indenture Debt or refinancing Indebtedness in respect thereof or (y) of FCX in respect of the Revolving Credit Agreement, any other bank credit facility of FCX, the Senior Notes or any Other Senior Debt and (ii) does not constitute a Required Subsidiary Guarantor pursuant to clause (c) below, and (c) from and after the Collateral Implementation Date, each Agreed Additional Guarantor.
“Restatement Effective Date” shall have the meaning assigned to such term in the Amendment and Restatement Agreement.

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“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in FCX, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests (including any payment under a Synthetic Purchase Agreement related to any Equity Interests) in FCX or any option, warrant or other right to acquire any such Equity Interests in FCX.
“Revolving Credit Agreement” means the Credit Agreement dated as of February 14, 2013, as amended and restated as of the Restatement Effective Date (and as such agreement may be amended, amended and restated, replaced, refinanced, supplemented or otherwise modified after the Restatement Effective Date), among FCX, PTFI, the lenders party thereto, the issuing banks party thereto, JPMCB, as administrative agent and collateral agent, and Bank of America, N.A., as syndication agent, and shall include any incremental revolving credit facilities incorporated under such credit agreement pursuant to an amendment thereto.
“RTZ” means Rio Tinto plc (formerly RTZ Corporation PLC), a company organized under the laws of England.
“RTZ Interests” means the interests of PT‑Rio Tinto Indonesia in the Contract of Work and certain jointly held assets pursuant to the Participation Agreement.
“S&P” means Standard & Poor’s.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.04.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or (b) any Person located, organized or resident in a Sanctioned Country.
“Sanctions” means comprehensive economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” has the meaning set forth in the definition of “LIBO Rate”.
“SEC” means the United States Securities and Exchange Commission.
“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken

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by any Loan Party or any Collateral Party under any Loan Document, (e) each other holder of any Obligation and (f) the successors and assigns of each of the foregoing.
“Securities Act” means the United States Securities Act of 1933.
“Senior Notes” means senior unsecured notes of FCX issued in a public offering or Rule 144A under the Securities Act or other private placement transaction for the purpose of financing a portion of the cash purchase price payable for the PXP Acquisition (as defined in the Existing Credit Agreement) and/or the MMR Acquisition (as defined in the Existing Credit Agreement) and related fees and expenses or to refinance any Indebtedness previously incurred to finance either such acquisition or such fees and expenses.
“Significant Subsidiary” means any Subsidiary of FCX that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act, as amended.
“Specified Debt/Liens” means an amount equal to (a) the aggregate outstanding principal amount of Indebtedness and Attributable Debt incurred pursuant to (i) Section 6.01(a)(v), (ii) Section 6.01(a)(vii) (other than Indebtedness and Attributable Debt in respect of Project Financings at Sociedad Minera Cerro Verde or in connection with any smelter construction by PTFI or its Subsidiaries) and (iii) Section 6.01(a)(ix) (other than (x) Indebtedness and Attributable Debt incurred pursuant to lines of credit of Atlantic Copper, S.L.U., Sociedad Contractual Minera El Abra or Freeport Cobalt Oy and (y) partner loans for TF Holdings Limited or Koboltti Chemicals Holdings Limited) plus (b) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to a Lien pursuant to (i) Section 6.02 (d) (other than in respect of Project Financings at Sociedad Minera Cerro Verde or in connection with any smelter construction by PTFI or its Subsidiaries), (ii) Section 6.02(f), (iii) Section 6.02(i) (other than (x) Liens in respect of deposits for regulatory or other similar purposes at PTFI and its subsidiaries and (y) Liens to secure letters of credit for Sociedad Minera Cerro Verde of up to $200,000,000 in the aggregate), (iv) Section 6.02(l), (v) Section 6.02(m) (other than Liens in respect of receivables discounting or sale activities incurred in the ordinary course of business consistent with past practice), (vi) Section 6.02(n) (other than Liens on assets that are not Collateral (and would not be required to be Collateral after the Springing Collateral Date)), (vii) Section 6.02(o) or (viii) Section 6.02(t).
“Specified Disposition” means any Disposition consummated after February 12, 2016, and on or prior to December 31, 2016.
“Springing Collateral Date” means (a) June 30, 2016, if after February 12, 2016, and on or prior to June 30, 2016, FCX (together with its Subsidiaries) has not entered into definitive agreements with respect to Dispositions that, in the good faith judgment of FCX as of June 30, 2016, (x) are reasonably expected to be consummated prior to December 31, 2016, and (y) are reasonably expected to provide Net Proceeds of at least $3,000,000,000 in the aggregate; provided, that if, subsequent to June 30, 2016,

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any such definitive agreement is terminated (or if FCX, the Administrative Agent or the Required Lenders determine in good faith that the applicable conditions to the consummation of the transactions contemplated thereby become incapable of being satisfied on or prior to December 31, 2016) then the Springing Collateral Date shall be the date of such termination or determination unless in the good faith judgment of FCX the conditions referred to in the foregoing clauses (x) and (y) would remain satisfied without regard to all such definitive agreements that have been terminated or for which such a determination has been made and (b) December 31, 2016, if (i) the Springing Collateral Date has not otherwise occurred and (ii) after February 12, 2016, and on or prior to December 31, 2016, FCX (together with its Subsidiaries) has not consummated Dispositions providing Net Proceeds of at least $3,000,000,000 in the aggregate.
“Standard Receivables Facility Undertakings” means representations, warranties, covenants and indemnities entered into by FCX or any Subsidiary that FCX has determined in good faith to be customary in financings similar to a Receivables Facility, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Facility Repurchase Obligation shall be deemed to be a Standard Receivables Facility Undertaking.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the equity or more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of FCX.
“Subsidiary Guarantor” means each Subsidiary that Guarantees the Obligations under the Credit Agreement pursuant to a Guarantee Agreement; provided

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that, for purposes only of Section 6.01 and 6.02 hereof, no Subsidiary becoming a Subsidiary Guarantor after the Original Closing Date (other than a Required Subsidiary Guarantor) shall be considered a Subsidiary Guarantor unless each of the conditions set forth in Section 11.01 with respect to such Subsidiary shall have been met, and provided further that, for all purposes of this Agreement and the Loan Documents, no Guarantee Termination shall be effective with respect to any Subsidiary Guarantor unless each of the conditions set forth in Section 11.02 with respect to such Subsidiary shall have been met.
“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the Lenders hereunder.
“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which FCX or any Subsidiary is or may become obligated to make (i) any payment in connection with a purchase by any third party from a Person other than the Borrower of any Equity Interest or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest) the amount of which is determined by reference to the price or value at any time of any Equity Interest; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of FCX or any Subsidiary (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Debt” means, as of any date, the sum as of such date of (a) the aggregate principal amount of Funded Debt of FCX and the Subsidiaries outstanding as of such date, in the amount that would be reflected as a liability on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, provided, however, that for the avoidance of doubt, Funded Debt shall exclude fair value adjustments under the acquisition method to book balances of Indebtedness, plus (b), without duplication of amounts included in clause (a), the aggregate amount of Attributable Debt of FCX and the Subsidiaries outstanding as of such date, minus (c) the lesser as of such date of (i) $1,000,000,000 and (ii) the aggregate amount of Available Domestic Cash.
“Total Leverage Ratio” means, on any date, the ratio of (a) Total Debt as of the last day of the fiscal quarter of FCX ended on such date or most recently prior to such date to (b) Consolidated EBITDAX for the period of four consecutive fiscal quarters of FCX ended on such date or most recently prior to such date.
“Transactions” has the meaning set forth in the Existing Credit Agreement.

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“Transaction Costs” means, collectively, the fees, costs and out-of-pocket expenses incurred by FCX and its Subsidiaries in connection with the Transactions.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.15(f)(ii)(D)(2).
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and to any successor law or regulation, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall

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be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, all references herein (whether in singular or plural, as the context requires) to the Borrower shall give effect to the accession of FMOG as a party hereto in the capacity of a borrower pursuant to Section 4.02(c) or 4.04(c) of the Existing Credit Agreement and the cessation of FMOG as a party hereto in the capacity of a borrower pursuant to Section 10.02(g).
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if FCX notifies the Administrative Agent that FCX requests an amendment to any provision hereof (other than Section 5.01(a) or 5.01(b)) to eliminate the effect of any change occurring after the Original Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies FCX that the Required Lenders request an amendment to any provision hereof (other than Section 5.01(a) or 5.01(b)) for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if at any time of delivery of financial statements under Section 5.01(a) or 5.01(b) GAAP as applied under the other provisions hereof shall as a result of the operation of this Section 1.04 be different from that used in such financial statements, FCX shall deliver together with such financial statements a reconciliation in reasonable detail of such financial statements to such different GAAP.
ARTICLE II
The Credits
SECTION 2.01.    Loans. The Borrowers and the Lenders acknowledge the making of Loans on the Original Closing Date pursuant to the Existing Credit Agreement. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.
SECTION 2.02.    Loans and Borrowings. (a) [Reserved].
(b)    Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as either Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in

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an aggregate amount that is not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or by electronic transmission with telephonic confirmation of receipt thereof) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrowers. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the applicable account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such funds transferred to it available to

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the Borrowers by promptly crediting the amounts so received, in like funds, to an account of a Borrower maintained with the Administrative Agent in New York City and designated by the Borrowers in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.05.    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or deemed by Section 2.03, and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or deemed by Section 2.03. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request for a Eurodollar Borrowing would be required under Section 2.03 if the Borrowers were requesting a Borrowing of Eurodollar Loans to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 (including with respect to minimum amounts and borrowing multiples relating to any resulting Borrowing):

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(i)    the Borrowing to which such Interest Election Request applies (including whether such Borrowing is a Borrowing of 2018 Loans or a Borrowing of 2020 Loans) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request with respect to a Borrowing, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.06.    [Reserved].
SECTION 2.07.    Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the applicable Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

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(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns); provided that the failure of any Lender to maintain such promissory notes or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.08.    Amortization. (a) The Borrowers shall repay Borrowings of 2018 Loans outstanding after the First Amendment Effective Date on the last Business Day of each March, June, September and December, beginning with March 31, 2015 and ending with the last such day prior to the fourth anniversary of the Original Closing Date, in an aggregate principal amount for each such date equal to the product of (x) the Applicable Amortization Percentage times (y)(i) in the case of the payment due on March 31, 2015, 2.50% of the aggregate principal amount of all Loans made on the Original Closing Date (as such amount may be adjusted pursuant to paragraph (c) of this Section, including by application to 2018 Loans of prepayments made prior to the First Amendment Effective Date), (ii) in the case of any such date on or after the second anniversary of the Original Closing Date and prior to the third anniversary of the Original Closing Date, 3.75% of the aggregate principal amount of all Loans made on the Original Closing Date (as such amount may be adjusted pursuant to paragraph (c) of this Section, including by application to 2018 Loans of prepayments made prior to the First Amendment Effective Date) and (iii) in the case of any such date on or after the third anniversary of the Original Closing Date and prior to the fourth anniversary of the Original Closing Date, 5.0% of the aggregate principal amount of all Loans made on the Original Closing Date (as such amount may be adjusted pursuant to paragraph (c) of this Section). To the extent not previously paid, all 2018 Loans shall be due and payable on the Maturity Date applicable thereto.

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(b)    The Borrowers shall repay Borrowings of 2020 Loans outstanding after the First Amendment Effective Date on the last Business Day of each March, June, September and December, during the period commencing on and including March 31, 2017 and ending on and including December 31, 2019, (i) in the case of each such date prior to March 31, 2018, in an amount equal to 2.50% of the aggregate principal amount of all 2020 Loans outstanding on March 31, 2015 immediately after giving effect to the First Amendment and any election of a Lender on or prior to such date to become a 2020 Lender in accordance with the terms of the First Amendment, and (ii) in the case of each such date on or after March 31, 2018, in an amount equal to 3.75% of the aggregate principal amount of all such 2020 Loans outstanding on March 31, 2015 (in each case, as such amount may be reduced as a result of prepayments after the First Amendment Effective Date applied pursuant to paragraph (c) of this Section). To the extent not previously paid, all 2020 Loans shall be due and payable on the Maturity Date applicable thereto.
(c)    Any prepayment of a Borrowing (including, for the avoidance of doubt, any mandatory prepayment pursuant to Section 2.09(b) or Section 2.09(c)) shall be applied to reduce the subsequent scheduled repayments of the Borrowings to be made pursuant to this Section as directed by the Borrowers, and if no such direction is provided, in direct order against the remaining scheduled installments of principal due in respect of the Loans under this Section.
(d)    Prior to any repayment of any Borrowings under this Section, the Borrowers shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 12:00 noon, New York City time, three Business Days before the scheduled date of such repayment; provided that if the Borrower does not notify the Administrative Agent, such repayment shall be applied to any outstanding Borrowings as determined by the Administrative Agent. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amounts repaid.
SECTION 2.09.    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section and to the making of any payment required under Section 2.14. Notwithstanding any provision to the contrary herein, the Borrowers may elect to apply voluntary prepayments pursuant to this Section 2.09(a) (but not mandatory prepayments pursuant to Section 2.09(b)) to the 2018 Loans and the 2020 Loans in such amounts as may be specified in the notice given pursuant to paragraph (e) of this Section.
(b)    In the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower or any Subsidiary in respect of any Disposition during a Mandatory Prepayment Period, the Borrowers shall, within five Business Days after such Net Proceeds are received, prepay Borrowings, ratably as required by paragraph (d) of this Section, in an aggregate amount equal to the lesser of (i) 50% of such Net Proceeds and (ii) such amount as will result in the Total Leverage Ratio,

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calculated on a pro forma basis as of the last day of the most recent fiscal quarter covered by consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) to give effect to such prepayment and to any Material Acquisition, Material Disposition, incurrence of Indebtedness or repayment of Indebtedness that has occurred thereafter (in accordance, as applicable, with the last paragraph of the definition of Consolidated EBITDAX), to be no greater than 4.00 to 1.00.
(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower or any Subsidiary in respect of any Specified Disposition, if (i) at the time of the receipt of such Net Proceeds, the Total Leverage Ratio (determined as of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered to the Administrative Agent and without giving pro forma effect to such Specified Disposition) is equal to or greater than 6.00 to 1.00, (ii) at the time of receipt of such Net Proceeds, the Springing Collateral Date has not occurred and (iii) the aggregate amount of Net Proceeds from such Specified Disposition and all prior Specified Dispositions is equal to or greater than $1,000,000,000 (all such Net Proceeds in excess of $1,000,000,000 being referred to herein as “Specified Net Proceeds”), then in each such case the Borrowers shall, within five Business Days after such Net Proceeds are received, prepay Borrowings, as required by paragraph (d) of this Section, in an aggregate amount equal to 100% of such Specified Net Proceeds (excluding any Specified Net Proceeds applied to prepay Borrowings pursuant to paragraph (b) above).
(d)    Prior to any optional or mandatory prepayment of 2018 Loans or 2020 Loans hereunder, the Borrowers shall select the Borrowing or Borrowings of such Loans to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. In the event of any mandatory prepayment of Borrowings pursuant to paragraph (b) of this Section made at a time when Borrowings of both 2018 Loans and 2020 Loans remain outstanding, the Borrowers shall select Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Borrowings of 2018 Loans and Borrowings of 2020 Loans pro rata based on the relative aggregate outstanding principal amounts thereof on the date of such prepayment. In the event of any mandatory prepayment of Borrowings pursuant to paragraph (c) of this Section made at a time when Borrowings of both 2018 Loans and 2020 Loans remain outstanding, the Borrowers may select Borrowings to be prepaid so that (x) the aggregate amount of such prepayment shall be allocated between Borrowings of 2018 Loans and Borrowings of 2020 Loans pro rata based on the relative aggregate outstanding principal amounts thereof on the date of such prepayment or (y) the aggregate amount of such prepayment allocated to Borrowings of 2020 Loans is not less than the aggregate amount of Borrowings of 2020 Loans that would be prepaid pursuant to the foregoing clause (x); provided that if the Borrower does not select the Borrowings to be prepaid then such prepayment shall be allocated in accordance with the foregoing clause (x).
(e)    The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any optional prepayment and, to the extent practicable, any mandatory prepayment, hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before

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the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of any mandatory prepayment, shall include a reasonably detailed calculation of the amount of such prepayment (including, if applicable, a calculation of the pro forma Total Leverage Ratio referred to in paragraphs (b) and (c) of this Section). Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
SECTION 2.10.    Fees. (a) [Reserved].
(b)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(c)    The Borrowers agree to pay to the Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Collateral Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of ticking fees and upfront fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.11.    Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, on and after the date the Required Lenders so request, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable by the Borrowers in arrears on each Interest Payment Date for each such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR

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Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.12.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.13.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or
(iii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes that are income or franchise Taxes imposed on (or measured by) the net income of such Lender or

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that are branch profits Taxes) on its Loans, loan principal or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case by or in an amount which such Lender in its sole judgment deems material in the context of this Agreement and its Loans hereunder, then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), by an amount which such Lender in its sole judgment deems to be material in the context of this Agreement and its Loans hereunder, then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrowers to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked or extended under Section 2.03 and is revoked or extended in

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accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.17, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.15.    Taxes. (a) Any and all payments by or on account of any obligation of either Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law (as determined in the good faith discretion of the applicable Withholding Agent); provided that if any Withholding Agent shall be so required to deduct any Indemnified Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions and (iii) such Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Each Borrower and any other Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, or that are required to be withheld or deducted from a payment thereto by or on account of any obligation of a Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided, however, that the Loan Parties shall not be obligated to make payment to the

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Administrative Agent or any Lender pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes if such penalties, interest or other liabilities are attributable to the gross negligence or wilful misconduct of the Administrative Agent or such Lender. A certificate as to the amount of such payment or liability, including a calculation thereof determined in the sole discretion of the Lender or the Administrative Agent, delivered to a Loan Party by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    (i)  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such

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Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrowers or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.15(f). If any form or certification previously delivered by such Lender pursuant to this Section 2.15(f) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrowers and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as is reasonably requested by the Borrowers and the Administrative Agent, on or prior to the date on which such Lender becomes a party hereto) duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Non-U.S. Lender for which payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed originals of IRS Form W-8ECI;
(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit F-1- F-4 (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

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(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) executed originals of IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of each such partner; or
(F)    any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation as is necessary to enable the Borrowers or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(f)(iii), “FATCA” shall include any amendments made to FATCA after the Original Closing Date.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund and/or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including additional amounts paid pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event

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will the indemnified party be required to pay an amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(h)    Nothing contained in this Section 2.15 shall require the Administrative Agent or any Lender (or permitted assignee or Participant) to make available any of its Tax returns or any other information that it deems to be confidential or proprietary, to any Loan Party or any other Person.
(i)    Each party’s obligations under this Section 2.15 shall survive any resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)    For purposes of this Section 2.15, the term “applicable law” includes FATCA.
(k)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
SECTION 2.16.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14, 2.15 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

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(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against either Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.16(d) or 9.03(c), or fail to purchase participations in the Loans of the other Lenders required to be purchased by it pursuant to Section 2.16(c),

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then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.17.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.13, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then FCX may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and the fee required under Section 9.04(b)(ii)(C) shall have been paid by such assignee or by the Borrowers. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver, consent or approval by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

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ARTICLE III
FCX represents and warrants to the Lenders on the Restatement Effective Date and, except for Section 3.17 hereof, the Original Closing Date that:
SECTION 3.01.    Organization; Powers. Each Borrower, each Loan Party and each of FCX’s other Subsidiaries is duly organized and validly existing (except to the extent that the failure of such other Subsidiaries to be duly organized and validly existing would not, individually or in the aggregate, be expected to result in a Material Adverse Effect) and, to the extent applicable, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is in good standing under the laws of the jurisdiction of its organization, has, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is, to the extent applicable, in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.    Authorization; Enforceability. The performance by each Loan Party of the Loan Documents to which it is a party, the Borrowings hereunder and the Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by FCX and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; No Conflicts. Except as set forth in Schedule 3.03, the performance by each Loan Party of the Loan Documents to which it is to be party, the Borrowings hereunder and the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) other consents, approvals, registrations, filings or actions the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by‑laws or other organizational documents of FCX or any other Loan Party, (c) except to the extent that any such violations or defaults would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) will not violate any applicable law or regulation or any order of any Governmental Authority and (ii) will not violate or result in a default under any indenture, agreement or other instrument binding

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upon FCX or any of its Subsidiaries or its assets and (d) will not result in the creation or imposition of any Lien on any asset of FCX or any of its Subsidiaries.
SECTION 3.04.    Financial Condition; No Material Adverse Change. (a) FCX has heretofore furnished to the Lenders %4. FCX’s consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2011, reported on by Ernst & Young LLP, independent registered public accountants and %4. FCX’s unaudited consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows as of and for the nine months ending September 30, 2012. Such financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of FCX and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of such unaudited financial statements.
(b)    Except as set forth in Schedule 3.04(b), since December 31, 2011, there has been no material adverse change in (i) the business, operations or financial condition of FCX and its Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform its obligations under any Loan Document or (iii) the rights of or benefits available to the Lenders under the Loan Documents.
SECTION 3.05.    Properties. (a) Except to the extent that any failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect and except for approvals from any Governmental Authority customarily obtained after the closing of sales or transfer involving assets in the Gulf of Mexico or the Pacific Ocean, FCX and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for Liens permitted by Section 6.02.
(b)    Except to the extent that any such failure or infringement, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, FCX and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by FCX and its Subsidiaries does not infringe upon the rights of any other Person.
SECTION 3.06.    Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any Governmental Authority pending against or, to the knowledge of either Borrower, threatened against or affecting FCX or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except for the Disclosed Matters and except for any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither FCX nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for its operations or properties under any

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applicable Environmental Law, (ii) is obligated to remediate or correct any condition resulting from releases of Hazardous Materials or (iii) has received written notice of any claim with respect to any Environmental Liability.
SECTION 3.07.    Compliance with Laws and Agreements. FCX and its Subsidiaries are in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to them or their properties and all indentures, agreements (including, so long as PTFI is a Subsidiary, the Contract of Work) and other instruments binding upon them or their properties, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08.    Investment Company Status. No Loan Party is an “investment company” under the Investment Company Act of 1940.
SECTION 3.09.    Taxes. FCX and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed by them and have paid or caused to be paid all Taxes required to have been paid by them, except (i) any Taxes that are being contested in good faith by appropriate proceedings and for which FCX or such Subsidiary, as applicable, has, to the extent required by GAAP, set aside on its books adequate reserves and (ii) returns and reports the non-filing of which, and Taxes the non-payment of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Financial Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
SECTION 3.11.    Disclosure. The Confidential Information Materials and the other reports, financial statements, certificates and other information furnished in writing by the Borrowers or any of their representatives in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been made. Notwithstanding the foregoing, it is understood and agreed that the periodic reports and

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other information of FCX filed with the SEC pursuant to Section 13 of the Exchange Act speak as of the date of such reports or other filings and not of any subsequent time and, therefore, the representation set forth in the first sentence of this paragraph is applicable to the information contained in such reports or other filings only as of the date of such reports or other filings. Additionally, notwithstanding anything to the contrary contained herein, the representation in the first sentence of this paragraph shall not apply to forward‑looking information contained in the filings made by FCX or PXP with the SEC pursuant to Section 13 of the Exchange Act, and the Borrowers shall have no liability with respect to such forward‑looking information, except to the extent that FCX would have liability to investors in its public securities under the Exchange Act after the application of Section 21E of the Exchange Act.
SECTION 3.12.    Insurance. Schedule 3.12 sets forth a description of all material insurance maintained by or on behalf of FCX and its Subsidiaries as of the Original Closing Date. As of the Original Closing Date, all material premiums in respect of such insurance are current and such insurance is in full force and effect. FCX believes that the insurance maintained by or on behalf of FCX and its Subsidiaries is adequate.
SECTION 3.13.    Labor Matters. As of the Original Closing Date, there are no strikes, lockouts or slowdowns against FCX or any Subsidiary pending or, to the knowledge of FCX, threatened, that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which FCX or any Subsidiary is a party that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
SECTION 3.14.    Federal Reserve Regulations. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose which entails a violation (including on the part of any Lender) of Regulation U or X of the Board.
SECTION 3.15.    Pari Passu Status. The Obligations of the Borrowers under this Agreement rank, and will rank, at least pari passu in right of payment with all unsecured, unsubordinated Indebtedness of the Borrowers.
SECTION 3.16.    Sanctions. None of (a) the Borrowers, any Subsidiary or, to the knowledge of any Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
SECTION 3.17.    Solvency. Immediately after the consummation of the transactions to occur on the Restatement Effective Date, as of such Restatement Effective Date (a) the fair value of the assets of the Borrowers and the Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrowers and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable

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liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrowers and the Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrowers and the Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the Restatement Effective Date.
ARTICLE IV
[Reserved]
ARTICLE V
Affirmative Covenants
Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:
SECTION 5.01.    Financial Statements and Other Information. FCX will furnish to the Administrative Agent and each Lender (for purposes of this Section 5.01, each of FCX and PTFI is referred to as a “Reporting Person”):
(a)    within 90 days after the end of each fiscal year of such Reporting Person (or, so long as such Reporting Person shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of such Reporting Person for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), an audited consolidated balance sheet of such Reporting Person and its consolidated Subsidiaries and related consolidated statements of income, comprehensive income, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other registered independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Reporting Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that FCX shall only be required to cause PTFI to furnish such audited reports in respect of PTFI for any fiscal year to the extent otherwise available to PTFI, and if such audited reports are not otherwise available for any fiscal year, FCX shall instead cause PTFI to furnish, within 90 days after the end of such fiscal year, an unaudited consolidated balance sheet of PTFI and its consolidated Subsidiaries and related unaudited

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consolidated statements of income, comprehensive income, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of PTFI and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of such Reporting Person (or, so long as such Reporting Person shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of such Reporting Person for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), an unaudited consolidated balance sheet of such Reporting Person and its consolidated Subsidiaries and related consolidated statements of income as of the end of and for such fiscal quarter and related consolidated statements of income, comprehensive income, equity and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Reporting Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements of FCX under clause (a) or (b) above, a certificate of a Financial Officer of FCX (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06 and 6.07, (iii) setting forth reasonably detailed calculations of Consolidated Net Income, Consolidated Total Assets, Consolidated Cash Interest Expense and Consolidated EBITDAX as at the end of and for the applicable fiscal period and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accountants that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Sections 6.06 or 6.07 (which certificate may be limited to the extent required by accounting rules or guidelines);

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(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by either Borrower with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(f)    so long as PTFI is a Subsidiary, a copy of any amendment to the Contract of Work or Memorandum of Understanding within 30 days following the execution and delivery thereof;
(g)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of such Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and
(h)    in the case of FCX, within 180 days after the end of each fiscal year of FCX, a copy of the Voluntary Principles on Security and Human Rights, prepared in a manner consistent with FCX’s past practice.
Materials required to be delivered pursuant to clause (e) of this Section 5.01 shall be deemed to have been delivered on the date on which such materials are posted on the SEC’s website at www.sec.gov; provided that FCX shall promptly notify the Administrative Agent and the Lenders of any such posting.
SECTION 5.02.    Notices of Material Events. Promptly after any Financial Officer of FCX obtains knowledge thereof, FCX will furnish to the Administrative Agent and each Lender written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting FCX or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(d)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;
(e)    during any Mandatory Prepayment Period, the entry into any definitive agreement with respect to a Disposition, together with a reasonably

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detailed calculation of the aggregate amount of Net Proceeds expected to be received upon the consummation of such Disposition; and
(f)    during any Mandatory Prepayment Period, the consummation of any Disposition, together with a reasonably detailed calculation of the aggregate amount of Net Proceeds received in connection with such Disposition.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of FCX setting forth the details of the event or development requiring such notice and, except with respect to clauses (e) and (f) above, any action taken or proposed to be taken with respect thereto.
SECTION 5.03.    Existence; Conduct of Business. FCX will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, except in the case of any Subsidiary other than PTFI, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04.    Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make any such payments, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Insurance. FCX will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies).
SECTION 5.06.    Books and Records; Inspection and Audit Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account sufficient to permit the preparation of financial statements in accordance with GAAP. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.06 and the Administrative Agent shall not exercise such rights more

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than two times during any calendar year absent the existence of an Event of Default and for one such time the reasonable expenses of the Administrative Agent in connection with such visit or inspection shall be for the Borrowers’ account; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the reasonable expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give each Borrower the opportunity to participate in any discussions with such Borrower’s independent accountants.
SECTION 5.07.    Compliance with Laws; Environmental Reports. (a) Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)    Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Borrower will, and will cause each Subsidiary to, (i) comply, in all material respects with all Environmental Laws applicable to its operations and properties, (ii) obtain and renew all permits required by Environmental Laws necessary for its operations and properties, and (iii) conduct any remedial or reclamation actions in compliance with applicable Environmental Laws; provided, however, that the Borrowers and the Subsidiaries shall not be required to undertake any remedial or reclamation action or obtain or renew any environmental permit, or comply with any Environmental Law to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves, in accordance with GAAP, are maintained in connection therewith. If either Borrower is in default of its obligations under this paragraph, the Borrowers will, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for the properties to which such default relates, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and evaluating whether or not Hazardous Materials are likely to have been released at or to have adversely affected the property, or otherwise resulted in Environmental Liability and the estimated cost of any compliance or remedial action in connection with such matters.
(c)    With respect to the environmental report evaluating PTFI’s environmental practices at its properties in Indonesia and prepared by one or more reputable environmental consulting firms (an “External Environmental Report”), FCX shall deliver the voluntary External Environmental Report to the Administrative Agent within 30 days of delivery of the final such report to FCX, commencing with the report relating to the environmental evaluation that will be commenced during 2014. Thereafter, FCX shall deliver a copy of any subsequent voluntary External Environmental Report to the Administrative Agent within 30 days of delivery of the final such report to FCX. The voluntary External Environmental Reports shall be delivered to the Administrative Agent by FCX at three year intervals (though for the avoidance of doubt, delivery will in no event be required to be made on a specific date following such

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interval) unless the applicable Governmental Authority in Indonesia makes preparation of such a report mandatory, in which case, FCX shall provide such External Environmental Reports to the Administrative Agent at intervals as required by Indonesian law. The Borrowers will implement, as promptly as practicable after the receipt of any External Environmental Report, any recommendations contained in such report if the failure to implement such recommendations could reasonably be expected to result in a Material Adverse Effect.
(d)    To the extent a Borrower or any Subsidiary is not the operator of any Oil and Gas Property, no such Borrower or Subsidiary shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 5.07 which are performable only by such operator and are beyond the control of such Borrower or Subsidiary, provided that such Borrower or Subsidiary shall be obligated to use commercially reasonable efforts to (i) enforce such operator’s contractual obligations to maintain, develop and operate the Oil and Gas Properties subject to the terms of such contractual obligations and (ii) cause such operator to comply with this Section 5.07.
SECTION 5.08.    [Reserved].
SECTION 5.09.    Guarantee Requirement. The Borrowers will, and will cause their Subsidiaries to, ensure that the Guarantee Requirement is at all times satisfied, and in connection therewith will, and will cause their Subsidiaries to, execute and deliver such documents, instruments and agreements, and take all corporate or other actions and all actions that may be required under any applicable laws or regulations or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be satisfied, subject to Section 11.02.
SECTION 5.10.    Springing Collateral Date. (a) If the Springing Collateral Date occurs, FCX shall, subject to (x) any applicable laws and any regulatory or other similar restriction in effect from time to time, (y) any contractual restrictions set forth on Schedule 5.10, and (z) any New FMC Equity Restrictions and any New FMOG Equity Restrictions, use commercially reasonable efforts to (and shall cause its Subsidiaries to use commercially reasonable efforts to), on or prior to the Collateral Implementation Date, (i) secure the Obligations by perfected Liens on the Agreed Collateral Package pursuant to the Agreed Collateral Actions and (ii) implement the Agreed Subsidiary Holding Company Structure.
(b)    For the avoidance of doubt, it is understood and agreed that if the Required Lenders have not approved (in their sole discretion) an Agreed Collateral Package and an Agreed Subsidiary Holding Company Structure after the Restatement Effective Date and prior to the Collateral Implementation Date, any failure by FCX to comply, on or prior to the Collateral Implementation Date, with its obligations in Section 5.10(a) above with respect to (i) the Agreed Collateral Package set forth on Schedule 1.01D hereto and (ii) the Agreed Subsidiary Holding Company Structure set forth on Schedule 1.01E hereto shall constitute an Event of Default hereunder.

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(c)    Notwithstanding the foregoing provisions of this Section 5.10, if on June 30, 2016, (x) the Springing Collateral Date has not occurred and (y) FCX (together with its Subsidiaries) has not consummated Subject Dispositions providing Net Proceeds of at least $3,000,000,000 in the aggregate, then FCX shall, on or prior to such date, secure the Obligations by a perfected first-priority pledge of all the outstanding Equity Interests of FMC (or a direct or indirect Subsidiary of FMC that holds all of the assets of FMC then held by FCX and its Subsidiaries (other than assets that are not material as a whole) then held by FCX and its Subsidiaries); provided (i) that such pledge shall be released at the time that FCX (together with its Subsidiaries) has consummated Specified Dispositions providing Net Proceeds of at least $3,000,000,000 in the aggregate unless the Springing Collateral Date has otherwise occurred at such time and (ii) such pledge on any such Equity Interests that are sold to a Person that is not an Affiliate of FCX pursuant to a transaction that is permitted under this Agreement shall be automatically released upon the consummation of such transaction.
(d)    In connection with the foregoing provisions of this Section 5.10, FCX will, and will cause its Subsidiaries to, execute and deliver such documents, instruments and agreements, and take all corporate or other actions and all actions that may be required under any applicable laws or regulations or that the Administrative Agent or the Collateral Agent may reasonably request, to create and maintain perfected Liens on the Agreed Collateral Package pursuant to the Agreed Collateral Actions and to create and maintain the Agreed Subsidiary Holding Company Structure. Without limiting the foregoing, on or prior to the applicable Collateral Implementation Date, the Borrowers shall deliver to the Administrative Agent a completed perfection certificate in form and substance reasonably satisfactory to the Administrative Agent, signed by an executive officer of each Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to FCX and its Subsidiaries in the jurisdictions contemplated by the perfection certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02.
SECTION 5.11.    Further Assurances. If any Subsidiary is formed or acquired after the Springing Collateral Date, FCX will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), (i) notify the Administrative Agent thereof, (ii) cause the Obligations to be secured by perfected Liens on the Equity Interests of, and any assets (including Equity Interests) owned by, such Subsidiary that would have been included in the Agreed Collateral Package if such Subsidiary had been a Subsidiary as of the Springing Collateral Date and (iii) maintain the Agreed Subsidiary Holding Company Structure. In connection with the foregoing, FCX and each of its Subsidiaries will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request (but only to the extent such would have been required under Section 5.10), in order to comply with the foregoing provisions

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of this Section 5.11, all at the expense of the Borrowers. FCX will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
ARTICLE VINegative Covenants
Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:
SECTION 6.01.    Subsidiary Indebtedness. (a) Each Borrower will not permit any Subsidiary (other than any Subsidiary that is a Borrower at such time or (x) prior to April 1, 2017, or if the Springing Collateral Date occurs, any Existing Guarantor or (y) unless the Springing Collateral Date has occurred, on or after April 1, 2017, any Subsidiary Guarantor) to create, incur, assume or permit to exist any Indebtedness or Attributable Debt, except:
(i)    Guarantees of Indebtedness created under the Loan Documents;
(ii)    Indebtedness, including Guarantees, existing on the Original Closing Date and set forth in Schedule 6.01;
(iii)    Guarantees of Indebtedness of any Subsidiary (other than any Subsidiary that is a Borrower at such time or any Existing Guarantor) to the extent such Indebtedness is permitted under this Agreement;
(iv)    Indebtedness of any Subsidiary to FCX or any Subsidiary; provided that, (x) any Indebtedness in an aggregate principal amount in excess of $20,000,000 and owing by FCX or any Loan Party to any wholly-owned Subsidiary that is not a Loan Party shall be subject to an Intercompany Subordination Agreement and (y) if the Springing Collateral Date has occurred, any such Indebtedness owing to any Collateral Party in an aggregate principal amount in excess of $20,000,000 shall be evidenced by a promissory note that shall have been pledged pursuant to a Collateral Document;
(v)    Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Original Closing Date; or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) no other Subsidiary (other than a Subsidiary into which the acquired Person is merged or any existing Subsidiary of the acquired Person) shall Guarantee or otherwise become liable for

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the payment of such Indebtedness, except to the extent that such Guarantee is incurred pursuant to Section 6.01(a)(ix);
(vi)    Indebtedness and Attributable Debt in respect of sale and leaseback transactions permitted by Section 6.04, in each case incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof but excluding Project Financings; provided that (i) any such Indebtedness or Attributable Debt is incurred within 180 days prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) any such Attributable Debt is incurred in accordance with Section 6.04;
(vii)    Project Financings and Guarantees thereof in each case by the direct or indirect parent or parents of the applicable Project Financing Subsidiary;
(viii)    letters of credit in connection with environmental assurances and reclamation, provided that the aggregate face amount of all outstanding letters of credit issued pursuant to this paragraph (viii), when taken together with the aggregate amount of cash and other assets of FCX and the Subsidiaries securing, in accordance with Section 6.02(k), (i) environmental assurance and reclamation claims and (ii) letters of credit in connection with environmental assurance and reclamation claims (other than cash and other assets of any Subsidiary (other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor) securing any letter of credit as to which any Subsidiary (other than any Subsidiary that is a Borrower at such time or a Subsidiary Guarantor) is the account party), shall not at any time exceed (x) prior to March 31, 2017, $500,000,000, and (y) from and after March 31, 2017, $1,250,000,000;
(ix)    other Indebtedness (including, for the avoidance of doubt, letters of credit in connection with environmental assurances and reclamation) and Attributable Debt in respect of sale and leaseback transactions permitted pursuant to Section 6.04, provided that, at the time of incurrence of any such Indebtedness and Attributable Debt and after giving effect thereto, the sum of (i) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to this paragraph (ix), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt of FCX, any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor secured by a Lien pursuant to Section 6.02(l) and (iii) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to Section 6.02(o) shall not exceed (x) at any time prior to March 31, 2018, $1,500,000,000, and (y) at any time on or after March 31, 2018, the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time (provided, however, that the limitations set forth in clauses (A) and (B) shall not restrict the incurrence of any Indebtedness or Attributable Debt under this paragraph (ix) which (1) is incurred to refinance Indebtedness or Attributable

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Debt previously incurred pursuant to this paragraph (ix) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing);
(x)    Guarantees of FMOG Indenture Debt, Senior Notes or Other Senior Debt by any Subsidiary of FMOG to the extent required as a result of any Subsidiary of FMOG becoming a Subsidiary Guarantor;
(xi)    Indebtedness and Attributable Debt incurred in connection with the refinancing of any Indebtedness or Attributable Debt outstanding pursuant to Section 6.01(a)(ii), (v), (vi) or (vii), provided that such refinancing shall not increase the outstanding principal amount of the Indebtedness or Attributable Debt being refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing;
(xii)    following the Collateral Implementation Date, or if FCX elects to (a) implement the Agreed Subsidiary Holding Company Structure with respect to FMC and (b) provide a guarantee of the Obligations by the immediate parent of New FMC Subsidiary, Indebtedness of FMC or any Subsidiary of FMC (other than New FMC Subsidiary, any Subsidiary of New FMC Subsidiary and the direct parent of New FMC Subsidiary); and
(xiii)    Indebtedness of PTFI under the Revolving Credit Agreement.
(xiv)    Guarantees by any Subsidiary Guarantor (including any Agreed Additional Guarantor) of the “Obligations” under the Revolving Credit Agreement.
(b)    Notwithstanding anything to the contrary set forth in Section 6.01(a) and 6.02, from the Restatement Effective Date until March 31, 2017, the aggregate amount of Specified Debt/Liens shall not at any time exceed $250,000,000.
SECTION 6.02.    Liens. Each Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of FCX or any Subsidiary existing on the Original Closing Date and set forth in Schedule 6.02; provided that (i) any such Lien shall not apply to any other property or asset of FCX or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Original Closing Date;
(c)    Liens on fixed or capital assets acquired, constructed or improved by FCX or any Subsidiary; provided that (i) such Liens secure Indebtedness or

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Attributable Debt incurred by FCX or any Subsidiary to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Indebtedness assumed in connection with the acquisition of any such assets and secured by a Lien on any such assets prior to the acquisition thereof, but excluding Project Financings; provided that any such Attributable Debt is incurred in accordance with Section 6.04, (ii) such Liens and the Indebtedness or Attributable Debt secured thereby are incurred by FCX or such Subsidiary no earlier than 180 days prior to, and no later than 180 days after, the completion of such acquisition, construction or improvement, (iii) the principal amount of the Indebtedness or Attributable Debt secured thereby does not exceed by more than a de minimis amount the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of FCX or any Subsidiary;
(d)    Liens securing any Project Financing or any Guarantee thereof by any direct or indirect parent of the applicable Project Financing Subsidiary; provided that such Liens do not apply to any property or assets of FCX or any of the Subsidiaries other than the assets of the applicable Project Financing Subsidiary and Equity Interests in the applicable Project Financing Subsidiary or any direct or indirect parent thereof that holds no significant assets other than direct or indirect ownership interests in such Project Financing Subsidiary or assets related to, or ownership interests in Subsidiaries that hold assets related to, the operations of such Project Financing Subsidiary;
(e)    required margin deposits on, and other Liens on assets (other than Equity Interests) of, FCX or any Subsidiary securing obligations under Hedging Agreements entered into in the ordinary course of business to hedge or protect against actual or reasonably anticipated risks to which FCX or any Subsidiary is exposed in the conduct and financing of its business, and not in any event for speculation;
(f)    Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time FCX or any Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into any Subsidiary); provided, however, that such Liens are not created, incurred or assumed in anticipation of or in connection with such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); and provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured the obligations to which such Liens relate;
(g)    Liens on assets or property of FCX or any Subsidiary securing Indebtedness or other obligations of FCX or such Subsidiary owing to any Borrower or any Subsidiary Guarantor;

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(h)    Liens securing any refinancing of Indebtedness or Attributable Debt that was previously so secured and permitted to be secured under this Agreement pursuant to Section 6.02(b), (c), (d) or (f); provided that (i) such Lien is limited to all or part of the same property or assets (plus improvements and accessions thereto) that secured the Indebtedness or Attributable Debt being refinanced at the time of such refinancing and (ii) such refinancing shall not increase the outstanding principal amount of the Indebtedness or Attributable Debt being refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing;
(i)    Liens incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed $750,000,000 at any one time outstanding;
(j)    the RTZ Interests;
(k)    Liens on cash and other assets securing (i) environmental assurance and reclamation claims and (ii) letters of credit in connection with environmental assurance and reclamation claims, provided that the aggregate amount of cash and other assets of FCX, PTFI and the other Subsidiaries subject to Liens under this paragraph (k) (other than cash or other assets of any Subsidiary (other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor) securing letters of credit as to which any Subsidiary (other than any Subsidiary that is a Borrower at such time or a Subsidiary Guarantor) is the account party), when taken together with the aggregate face amount of all outstanding letters of credit issued pursuant to Section 6.01(a)(viii), shall not at any time exceed (x) prior to March 31, 2017, $500,000,000, and (y) from and after March 31, 2017, $1,250,000,000;
(l)    Liens not expressly permitted by clauses (a) through (k) securing Indebtedness and Attributable Debt, provided that, at the time of incurrence of any such Indebtedness or Attributable Debt (or, if such Indebtedness or Attributable Debt was previously outstanding but unsecured, at the time of incurrence of any such Lien) and after giving effect thereto, the sum of (i) the aggregate principal amount of outstanding Indebtedness and Attributable Debt secured by a Lien pursuant to this paragraph (l), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to Section 6.01(a)(ix) and (iii) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to Section 6.02(o) shall not exceed (x) at any time prior to March 31, 2018, $1,500,000,000, and (y) at any time on or after March 31, 2018, the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time (provided, however, that the limitations set forth in clauses (A) and (B) shall not restrict the incurrence of any Lien under this paragraph (l) to secure Indebtedness or Attributable Debt which (1) is incurred to refinance Indebtedness or Attributable Debt previously incurred pursuant to this paragraph (l) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or

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Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing);
(m)    Liens on the receivables, metals and related assets subject to any Receivables Facility, Metalstream Transaction or other Indebtedness included in clause (j) of the definition of “Indebtedness”;
(n)    Liens on assets of any Subsidiary, other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor, securing Indebtedness and Attributable Debt permitted by Section 6.01(a) (including, for the avoidance of doubt, intercompany Indebtedness incurred under Section 6.01(a)(iv)); provided that if the Springing Collateral Date has occurred, such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral);
(o)    Liens incurred with respect to obligations (other than Indebtedness for borrowed money); provided that, at the time of incurrence of any such Lien and after giving effect thereto, the sum of (i) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to this paragraph (o), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt secured by a Lien pursuant to Section 6.02(l) and (iii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to Section 6.01(a)(ix) shall not exceed (x) at any time prior to March 31, 2018, $1,500,000,000, and (y) at any time on or after March 31, 2018, the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time;
(p)    Liens on Collateral to secure (i) the Obligations and (ii) the “Obligations” under the Revolving Credit Agreement on a pari passu basis;
(q)    Liens on Collateral to secure the FMC Notes on a pari passu basis as contemplated by the Agreed Collateral Package;
(r)    Liens on Collateral to secure Indebtedness incurred pursuant to lines of credit of Atlantic Copper, S.L.U. or Guarantees thereof; provided that such Liens shall be pari passu to Liens incurred pursuant to Section 6.02(p) above and shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;
(s)    (i) Liens on cash collateral to secure letters of credit issued for the benefit of Atlantic Copper, S.L.U. not to exceed $75,000,000 in the aggregate or (ii) following the Collateral Implementation Date, Liens on Collateral to secure any Guarantee by FCX of letters of credit issued for the benefit of Atlantic Copper, S.L.U. not to exceed $75,000,000 in the aggregate; provided that such Liens under this clause (s)(ii) shall be pari passu to Liens incurred pursuant to Section 6.02(p) above and shall be subject to intercreditor arrangements

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reasonably satisfactory to the Administrative Agent; and
(t)    Liens on Collateral to secure Indebtedness incurred pursuant to lines of credit of FCX in an aggregate principal amount not to exceed $150,000,000 or Guarantees thereof; provided that such Liens shall be pari passu to Liens incurred pursuant to Section 6.02(p) above and shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent.
SECTION 6.03.    Fundamental Changes. (a) FCX will not, nor will it permit any Subsidiary to, effect any Proscribed Consolidation. “Consolidation” means the merger, consolidation, liquidation or dissolution of any Person with or into any other Person or the sale, transfer, lease or other disposition of all or substantially all the assets of any Person to another Person. “Proscribed Consolidation” means any Consolidation involving FCX in which FCX is not the surviving Person (the “Successor Company”) unless (i) the Successor Company will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume, by an agreement executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of FCX under the Loan Documents; and (ii) immediately after giving effect to such transaction, (y) no Event of Default shall have occurred and be continuing or would result therefrom and (z) the Borrowers would be in pro forma compliance with the Financial Covenants.
(b)    The Borrowers will not, and will not permit the Subsidiaries to, sell, transfer, lease or otherwise dispose of, in any transaction or series of related transactions, assets (including Equity Interests of Subsidiaries) constituting all or substantially all the assets of FCX and the Subsidiaries taken as a whole.
SECTION 6.04.    Sale and Leaseback Transactions. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for (a) any such sale and leaseback of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after FCX or any Subsidiary acquires or completes the construction of such fixed or capital asset; (b) any such sale and leaseback of Project Financing Assets as part of a Project Financing, provided in each case that such sale and leaseback is solely for cash; and (c) any sale and leaseback of fixed or capital assets; provided that the aggregate amount of the Attributable Debt in respect of such sale and leaseback transactions under this clause (c) is permitted (i) in the case of FCX, any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor, to be secured by a Lien pursuant to Section 6.02(l) and (ii) in the case of any Subsidiary, other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor, to be incurred pursuant to Section 6.01(a)(ix).

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SECTION 6.05.    Fiscal Year. FCX will not change its fiscal year to end on any date other than December 31.
SECTION 6.06.    Total Leverage Ratio. The Borrowers will not permit the Total Leverage Ratio on the last day of any fiscal quarter (a) ending during the period from and including March 31, 2016 through and including September 30, 2016, to exceed 8.00 to 1.00, (b) ending on December 31, 2016, to exceed 6.00 to 1.00, (c) ending during the period from and including March 31, 2017 through and including December 31, 2017, to exceed 4.25 to 1.00 and (d) ending on or after March 31, 2018, to exceed 3.75 to 1.00.
SECTION 6.07.    Interest Expense Coverage Ratio. The Borrowers will not permit the ratio of (a) Consolidated EBITDAX to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters, to be less than 2.25 to 1.00.
SECTION 6.08.    Preferred Equity Interests. Prior to the earlier of (a) the Collateral Implementation Date and (b) March 31, 2017, the Borrowers will not permit any Subsidiary to create, issue, incur or permit to exist any Preferred Equity Interest of any Subsidiary.
SECTION 6.09.    Restricted Payments. Prior to March 31, 2017, FCX will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than (a) Restricted Payments consisting of distributions or dividends in the form of additional common Equity Interests of FCX and stock splits; (b) issuances of common Equity Interests of FCX upon the exercise of options or warrants, including cashless exercises in respect thereof; (c) cash payments in lieu of fractional shares in connection with Restricted Payments permitted by clause (a) or (b) above; (d) cash payments in respect of taxes in connection with Restricted Payments permitted by clause (b) above and (e) payments of regularly scheduled dividends on any series of preferred stock issued by FCX so long as a portion of the Net Proceeds from the issuance of such preferred stock have been applied to prepay Loans in an aggregate principal amount not less than the lesser of (x) the aggregate principal amount of the Loans then outstanding and (y) the greater of (1) 25% of the Net Proceeds of such preferred stock and (2) an amount equal to the aggregate amount of regularly scheduled dividends on such preferred stock during the first three years after the issuance of such preferred stock.
SECTION 6.10.    Certain Transfers. Neither FCX nor any Subsidiary shall sell, transfer, lease or otherwise dispose of any asset that is Collateral (or that would constitute Collateral if the Collateral Implementation Date occurred) outside of the ordinary course of business to FCX or any other Subsidiary if such asset would no longer constitute Collateral (or would not be required to constitute Collateral if the Collateral Implementation Date occurred) or would no longer be subject to (or be required to be subject to) a perfected Lien to secure the Obligations with the same priority that exists (or would be required to exist if the Collateral Implementation Date occurred) prior to giving effect to any such sale, transfer, lease or other disposition; provided that FMOG, FOGI (or any successor to FMOG or FOGI) and any of their respective Subsidiaries may

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transfer assets to an FMOG Alternate Entity (as defined in Schedule 1.01D) or any Subsidiary thereof in connection with the consummation of a sale, transfer, lease or other disposition permitted hereunder of such assets, or of Equity Interests in any such FMOG Alternate Entity, in each case to a Person who is not an Affiliate of FCX.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    either Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    either Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of either Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of either Borrower), 5.10(a) or in Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to FCX (which notice will be given at the request of any Lender);
(f)    (i) default shall be made with respect to any Material Indebtedness if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Material Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate, the stated maturity of such Material Indebtedness or, in the case of Hedging Agreements, require the payment of any net termination value in respect thereof or, in the case of Project Financings, permit foreclosure upon, or require FCX or any Subsidiary to repurchase the related Project Financing Assets; or (ii) any amount of principal or interest of any Material Indebtedness or any payment under a Hedging Agreement constituting Material

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Indebtedness, in each case regardless of amount, shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Material Indebtedness);
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or any Significant Subsidiary (each, a “Material Company”) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Material Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    any Material Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Material Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(i)    any Material Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $175,000,000 shall be rendered against either Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of either Borrower or any Subsidiary to enforce any such judgment;
(k)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(l)    any Guarantee under any Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and enforceable Guarantee;
(m)    any Governmental Authority shall condemn, seize, nationalize, assume the management of, or appropriate any material portion of the property,

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assets or revenues of either Borrower or any Subsidiary (either with or without payment of compensation);
(n)    any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Collateral Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in the applicable Collateral Document or (iii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under any Collateral Document; or
(o)    a Change in Control shall occur;
then, and (i) in every such event (other than an event with respect to either Borrower described in clause (g) or (h) of this Article), and at any time during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (x) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (y) exercise any or all the remedies then available under the Loan Documents; and (ii) in case of any event with respect to either Borrower described in clause (g) or (h) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
ARTICLE VIII
The Agents
Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf.

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Neither Borrower nor any Subsidiary shall have rights as a third-party beneficiary of any such provisions.
Each of the Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with either Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by FCX or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly

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refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the

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retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, including in its capacity as the Collateral Agent, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent or the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
Each Lender acknowledges that it has, independently and without reliance upon either Agent, any person listed on the cover page of this Agreement as an arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent, any person listed on the cover page of this Agreement as an arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Each Lender, by delivering its signature page to this Agreement on or prior to the Original Closing Date and funding its Loans on the Original Closing Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be

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delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Original Closing Date.
Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.
The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c). Neither the Administrative Agent not the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Collateral Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Notwithstanding anything herein to the contrary, neither the Syndication Agent nor any Person named on the cover page of this Agreement as an arranger or a documentation agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.
The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither Borrower nor any other Loan Party or Collateral Party shall have any rights as a third party beneficiary of any such provisions.
ARTICLE IX
Miscellaneous
SECTION 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

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(i)    if to either Borrower, to it at Freeport-McMoRan Inc., 333 N. Central Avenue, Phoenix, AZ 85004, Attention of Treasurer (Telecopy No. (602) 366-7321);
(ii)    if to the Administrative Agent or the Collateral Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, 3rd Floor, Newark, Delaware 19713-2107, Attention of Richard McCloskey (Telecopy No. (302) 634-1417), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Peter Predun (Telecopy No. (212) 270-5100); or
(iii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02.    Waivers; Amendments. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each of the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative

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Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) [reserved], (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of the Lender holding such Loan or for whose account such principal, interest or fee is payable, (iii) postpone the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of the Lender holding such Loan or for whose account such interest or fee is payable, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) except as expressly provided for in the Loan Documents, release all or substantially all the Subsidiary Guarantors from their Guarantees, if any, under the Loan Documents or limit the liability of all or substantially all the Subsidiary Guarantors in respect of such Guarantees, without the written consent of each Lender or (vii) release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender (except as expressly provided in Section 9.15 or the applicable Collateral Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents), provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent without the prior written consent of such Agent.
(c)    Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Collateral Party from any covenant of such Collateral Party set forth in any Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Agreed Collateral Actions”.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a) Each Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for each Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made

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hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Each Borrower agrees to indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by either Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to either Borrower or any of its Subsidiaries, other than losses, claims, damages, liabilities and related costs and expenses arising from a release of Hazardous Materials or Environmental Liability (except releases of Hazardous Materials or Environmental Liabilities actually caused by either Borrower or any of its Subsidiaries or any of their respective tenants, contractors or agents) to the extent (and only to the extent) first occurring and first existing after title to the relevant real property or facility is vested in any Agent or Lender or other party after the completion of foreclosure proceedings or the granting of a deed-in-lieu of foreclosure or similar transfer of title, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    To the extent that either Borrower fails to pay any amount required to be paid by it to any Agent under paragraph (a) or (b) of this Section (but without affecting such Borrower’s obligations thereunder), each Lender severally agrees to pay to the applicable Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such. For purposes of the immediately preceding sentence, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)). If any action, suit or proceeding arising from any of the foregoing is brought against any Lender, any Agent or other Person indemnified or intended to be indemnified pursuant to this Section 9.03, FCX, to the extent and in the

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manner directed by such indemnified party, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by FCX (which counsel shall be satisfactory to such Lender, such Agent or other Person indemnified or intended to be indemnified). If FCX shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of FCX contained in this Agreement shall be breached, any Lender or any Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all amounts so expended by any Lender or any Agent shall be repayable to it by FCX immediately upon such Person’s demand therefor.
(d)    To the extent permitted by applicable law, neither Borrower shall assert, and each hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than 10 days after written demand therefor.
SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent, and, if the proposed assignee is a competitor, or an Affiliate of a competitor, of the Borrower or any of its Affiliates, the Borrowers.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire

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remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall (1) be an integral multiple of $1,000,000 and (2) not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of either Borrower shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing; and provided further that simultaneous assignments in respect of a Lender and its Approved Funds shall be aggregated for purposes of such requirement;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by either the assignee or the assignor (provided that only one such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds); and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms required by Section 2.15(f).
For purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:
“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the

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assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and (as to its own interest) any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender will continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant

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shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as

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long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in the Amendment and Restatement Agreement.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of its Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing (although such obligations may be unmatured) by such Lender or Affiliate to or for the credit or the account of either Borrower against any of and all the obligations then due of either Borrower now or hereafter existing under this Agreement. The applicable Lender shall notify the Borrowers and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and Affiliates may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process; Sovereign Immunity. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action

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or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against either Borrower or its properties in the courts of any jurisdiction.
(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by

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any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to either Borrower or any other Loan Party and its obligations, (g) with the consent of the Borrowers, (h) to any credit insurance provider relating to the Borrowers and their Obligations or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than either Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of either Borrower relating to either Borrower or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by either Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13.    Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower agrees to provide the Lenders, upon request, with all documentation and other information required from time to time to be obtained by the Lenders pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
SECTION 9.14.    No Fiduciary Relationship. The Borrowers, on behalf of themselves and the Subsidiaries, agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
SECTION 9.15.    Release of Liens and Guarantees. %3.A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders (or such greater number of Lenders as may be required under Section 9.02) shall have consented to such transaction and the terms of

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such consent did not provide otherwise. In connection with any release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to any Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence such termination or release.
(b)    All security interests created by the Collateral Documents in Collateral owned by a Collateral Party (other than a Borrower) shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Collateral Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Collateral Party (other than to FCX or any other Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Collateral Agent shall execute and deliver to any Collateral Party, at such Collateral Party’s expense, all documents that such Collateral Party shall reasonably request to evidence such termination or release.
(c)    Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.
SECTION 9.16.    Non-Public Information. (a) Each Lender acknowledges that all information furnished to it pursuant to this Agreement from the Borrowers or on their behalf and relating to the Borrowers, the Subsidiaries or their respective businesses may include material non-public information concerning the Borrowers and the Subsidiaries or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal and state securities laws.
(b)    All such information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrowers and the Subsidiaries and their securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
SECTION 9.17.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising

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under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
The following terms shall for purposes of this Section have the meanings set forth below:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

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“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
ARTICLE X
Co-Borrower Obligations
SECTION 10.01.    Joint and Several Liability. (a) In consideration of the making of the Loans hereunder, and of the benefits to each of the Borrowers that are anticipated to result therefrom, each of the Borrowers agrees that, notwithstanding any other provision contained herein or in any other Loan Document, it will be a co-borrower hereunder and shall be fully liable for all of the Obligations, both severally and jointly with the other Borrower, if any. Accordingly, each Borrower irrevocably agrees with each Lender and the Administrative Agent and their respective successors and assigns that such Borrower will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations, strictly in accordance with the terms thereof. Each of the Borrowers hereby further agrees that if any Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Obligations, then the Borrowers will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
SECTION 10.02.    Obligations Unconditional. (a) The obligations of each of the Borrowers under Section 10.01 hereof are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of either Borrower under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the joint and several obligations of the Borrowers hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the

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foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the joint and several liability of either Borrower hereunder:
(i)    at any time or from time to time, without notice to either Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or
(iii)    the maturity of any of the Obligations shall be accelerated or delayed, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.
(b)    Certain Waivers. Each of the Borrowers hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against either Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations.
(c)    Reinstatement. The obligations of each of the Borrowers under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of either Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
(d)    Remedies. Each of the Borrowers agrees that, as between the Borrowers, in their capacity as co-obligors with joint and several liability, and the Lenders, the obligations of either Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against either Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by the other Borrower, in its capacity as co-obligor, for purposes of such Section 10.01.
(e)    Continuing Obligation. Each of the agreements of the Borrowers in this Article X is a continuing agreement and undertaking, and shall apply to all Obligations whenever arising.

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(f)    Standstill. Upon payment by either of the Borrowers of any sums as provided under Section 10.01, all rights, if any, of such paying Borrower against the other Borrower arising as a result thereof by way of subrogation or otherwise shall in all respects be irrevocably waived prior to the indefeasible payment in full in cash of all of the Obligations.
(g)    Borrower Resignation. FMOG will cease to be a Borrower hereunder (and may thereafter be released from its obligations as a Borrower under this Agreement) (the “Co-Borrower Resignation”) at such time, if any, as (and only for such periods as) FMOG (i) no longer has any obligations in respect of (A) any FMOG Indenture Debt and any refinancing Indebtedness in respect thereof or (B) any bank credit facility or other capital market indebtedness, in each case in an amount in excess of $500,000,000 and (ii) no longer guarantees any obligations of FCX in respect of (and is no longer a co-borrower under) the Revolving Credit Agreement, the Senior Notes or any Other Senior Debt, provided that for all purposes hereunder and under the other Loan Documents such Co-Borrower Resignation shall only become effective on the date that each of the following conditions has been met (the “Co-Borrower Resignation Date”):
(i)    FCX shall have delivered to the Administrative Agent a written notice of such Co-Borrower Resignation at least 10 Business Days in advance of (but not more than 30 days in advance of) the Co-Borrower Resignation Date, specifying the intended Co-Borrower Resignation Date;
(ii)    at the time of and after giving effect to such Co-Borrower Resignation, the Borrowers shall be in pro forma compliance with Sections 6.01 and 6.02;
(iii)    at the time of and after giving effect to such Co-Borrower Resignation, (A) no Default or Event of Default shall have occurred and be continuing, and (B) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the intended Co-Borrower Resignation Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
(iv)    FCX shall have delivered to the Administrative Agent a certificate of a Financial Officer of FCX, dated as of the Co-Borrower Resignation Date, certifying as to the matters specified in clauses (ii) and (iii) above and setting forth reasonably detailed calculations demonstrating compliance with clause (ii) above.
ARTICLE XI
Subsidiary Guarantors
SECTION 11.01.    Designation of Subsidiary Guarantors. FCX may designate any Subsidiary (other than any Subsidiary that, at the time, is already a

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Required Subsidiary Guarantor) as a Subsidiary Guarantor (a “Guarantor Designation”), provided that, for purposes of Sections 6.01 and 6.02, such Designation shall only become effective on the date that each of the following conditions has been met (the “Guarantor Designation Date”):
(a)    FCX shall have delivered to the Administrative Agent a written notice of such Guarantor Designation at least 10 Business Days in advance of (but not more than 30 days in advance of) the Guarantor Designation Date, specifying the Subsidiary subject to the Guarantor Designation;
(b)    at the time of and after giving effect to such Guarantor Designation on the Guarantor Designation Date, the Borrowers shall be in pro forma compliance with Sections 6.01 and 6.02;
(c)    such Subsidiary shall have executed and delivered to the Administrative Agent a Guarantee Agreement (or a supplement thereto), and such Guarantee Agreement shall be in full force and effect;
(d)    the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary, the authorization of its execution of and performance of its obligations under the applicable Guarantee Agreement, and any other legal matters relating to the Guarantor Designation and reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;
(e)    the Administrative Agent shall have received a favorable opinion (addressed to the Agents and the Lenders and dated the Guarantor Designation Date) from each of (i) New York counsel and (ii) if reasonably requested by the Administrative Agent (and in all cases where the applicable Subsidiary is organized under the laws of a jurisdiction outside of the United States of America), local counsel, and such opinions shall be reasonably satisfactory to the Administrative Agent and cover such matters relating to the Guarantor Designation as the Administrative Agent may reasonably request; and
(f)    FCX shall have delivered to the Administrative Agent a certificate of a Financial Officer of FCX, dated as of the Guarantor Designation Date, certifying as to the matters set forth in clauses (b) and (c) above and setting forth reasonably detailed calculations demonstrating compliance with clause (b) above.
SECTION 11.02.    Optional Guarantor Terminations. FCX may elect to terminate any Guarantee of the Obligations by any Subsidiary Guarantor (other than any Agreed Additional Guarantor) (a “Guarantor Termination”), provided that, (i) no such Guarantor Termination shall be given or take effect with respect to any Subsidiary that is at the time a Required Subsidiary Guarantor, and (ii) for all purposes hereunder and under the other Loan Documents, including under any Guarantee Agreement, such Guarantor

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Termination shall only become effective on the date that each of the following conditions has been met (the “Guarantor Termination Date”):
(a)    FCX shall have delivered to the Administrative Agent a written notice of such Guarantor Termination at least 10 Business Days in advance of (but not more than 30 days in advance of) the Guarantor Termination Date, specifying (i) the Subsidiary subject to such Guarantor Termination and (ii) the intended Guarantor Termination Date;
(b)    at the time of and after giving effect to such Guarantor Termination, the Borrowers shall be in pro forma compliance with Sections 6.01 and 6.02;
(c)    at the time of and after giving effect to such Guarantor Termination, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the intended Guarantor Termination Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
(d)    FCX shall have delivered to the Administrative Agent a certificate of a Financial Officer of FCX, dated as of the Guarantor Termination Date, certifying as to the matters specified in clauses (b) and (c) above and setting forth reasonably detailed calculations demonstrating compliance with clause (b) above.
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